                                                                    APPENDIX A-1

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of January 13, 1997, by and among VERITAS Software Corporation, a California corporation ("VERITAS"), VERITAS Software Corporation, a Delaware corporation ("Newco"), and OpenVision Technologies, Inc., a Delaware corporation ("OpenVision").

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, VERITAS and OpenVision will each become a subsidiary of a new Delaware corporation referred to herein as Newco which has been formed by VERITAS solely for the purpose of the transactions contemplated hereunder (the "Merger"). To effect the Merger, (i) Newco will form two new Delaware corporations ("VERITAS Sub" and "OpenVision Sub", respectively) as wholly-owned subsidiaries of Newco, (ii) VERITAS Sub will merge with and into VERITAS, with VERITAS to be the surviving corporation of such merger (the "VERITAS Merger"), and (iii) OpenVision Sub will merge with and into OpenVision, with OpenVision to be the surviving corporation of such merger (the "OpenVision Merger"), all pursuant to the terms and conditions of this Agreement, the Agreements of Merger substantially in the forms of Exhibit A and Exhibit B hereto (the "Agreements of Merger") and the applicable provisions of the Delaware General Corporation Law (the "Delaware Law") and the California General Corporation Law (the "CGCL"). Upon the effectiveness of the Merger, all of the outstanding capital stock of VERITAS and all of the outstanding capital stock of OpenVision will be converted into Common Stock of Newco (the "Newco Common Stock"). Newco will assume all outstanding options, warrants and rights to purchase shares of Common Stock of both VERITAS and OpenVision, as provided in this Agreement and the Agreements of Merger. The Newco Common Stock issued in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Newco registration statement.

     B. The Merger is intended to be treated as (i) a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) a "pooling of interests" for accounting purposes.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

1. PLAN OF REORGANIZATION

     1.1 THE ORGANIZATION OF NEWCO, VERITAS SUB AND OPENVISION SUB. VERITAS has formed Newco under the laws of the State of Delaware for the purposes of the transactions contemplated by the Merger. Newco currently has no outstanding securities and will not issue any securities prior to the Effective Time (as defined below), will conduct no business or operations, will have no assets and will enter into no agreements or obligations except as required or contemplated by this Agreement or necessary to perform its obligations hereunder. As soon as practicable after the date of this Agreement, Newco shall form a wholly-owned subsidiary named VERITAS Sub, Inc. and a wholly-owned subsidiary named OpenVision Sub, Inc. under the laws of Delaware.

     1.2 THE VERITAS MERGER. Subject to the terms and conditions of this Agreement, Newco will cause VERITAS Sub to execute and deliver an Agreement of Merger substantially in the form of Exhibit A hereto (the "VERITAS Agreement of Merger") providing for the merger of VERITAS Sub with and into VERITAS (the "VERITAS Merger"), with VERITAS being the surviving corporation upon the effectiveness of the VERITAS Merger and thereby becoming a wholly-owned subsidiary of Newco, pursuant to this Agreement, the VERITAS Agreement of Merger and in accordance with applicable provisions of the Delaware Law and the CGCL as follows:

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

        (a) Conversion of VERITAS Shares. Each share of the Common Stock of VERITAS ("VERITAS Common Stock"), that is issued and outstanding immediately prior to the Effective Time (as defined below) will by virtue of the VERITAS Merger and at the Effective Time, and without any further action on the part of VERITAS, Newco or any holder of VERITAS Common Stock, be converted into one share (the "VERITAS Applicable Ratio") of validly issued, fully paid and nonassessable Common Stock, $0.001 par value of Newco ("Newco Common Stock").

     1.3 THE OPENVISION MERGER. Subject to the terms and conditions of this Agreement, and simultaneously with the VERITAS Merger, Newco will cause OpenVision Sub to execute and deliver an Agreement of Merger substantially in the form of Exhibit B hereto (the "OpenVision Agreement of Merger") providing for the merger of OpenVision Sub with and into OpenVision (the "OpenVision Merger"), with OpenVision being the surviving corporation upon the effectiveness of the OpenVision Merger and thereby becoming a wholly-owned subsidiary of Newco, pursuant to this Agreement, the OpenVision Agreement of Merger and in accordance with applicable provisions of the Delaware law as follows:

        (a) Conversion of OpenVision Shares. Each share of Common Stock of OpenVision, $0.001 par value, and each share of Class B Common Stock of OpenVision, $0.001 par value, (collectively "OpenVision Common Stock"), that is issued and outstanding immediately prior to the Effective Time (as defined below) will by virtue of the OpenVision Merger and at the Effective Time, and without any further action on the part of OpenVision, Newco or any holder of OpenVision Common Stock, be converted into a fraction of a share of validly issued, fully paid and nonassessable Newco Common Stock, equal to a fraction, the numerator of which is 7,500,000 and the denominator of which is 73,000, plus the total number of shares of OpenVision Common Stock outstanding, plus the total number of shares of OpenVision Common Stock issuable upon exercise of the OpenVision Options and OpenVision Warrants (as both terms are defined in Section
1.9 hereof), in each case as of the Effective Time (the "OpenVision Applicable Ratio" and collectively with the VERITAS Applicable Ratio, the "Applicable Ratios"). The "Effective Time" shall mean the effective time and date that both Agreements of Merger have been filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law and the VERITAS Agreement of Merger has been filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL.

     1.4 CANCELLATION OF VERITAS-OWNED AND OPENVISION-OWNED STOCK. Each share of OpenVision Common Stock held in the treasury of OpenVision and each share of VERITAS Common Stock held in the treasury of VERITAS or any of which are owned by Newco, VERITAS, OpenVision or any direct or indirect wholly-owned subsidiary of Newco, VERITAS or OpenVision immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     1.5 ADJUSTMENTS FOR CAPITAL CHANGES. If, prior to the Effective Time, either VERITAS or OpenVision recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Applicable Ratios will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of VERITAS Common Stock and the holders of the OpenVision Common Stock in Newco securities.

     1.6 DISSENTING SHARES. Holders of shares of OpenVision Common Stock who dissent from the OpenVision Merger are not entitled to rights of appraisal under
Section 262 of the Delaware Law. Holders of shares of VERITAS Common Stock who dissent from the VERITAS Merger are not entitled to dissenters' rights under Chapter 13 of the CGCL provided, however, that (i) if demands for payment under Chapter 13 of the CGCL are filed with respect to 5% or more of the outstanding shares of VERITAS Common Stock by the holders of shares which voted against the VERITAS Merger, then such holders of VERITAS Common Stock shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL with respect to the shares for which such demand has been filed in accordance with Chapter 13 of the CGCL; and (ii) any shares of VERITAS Common Stock whose transfer is restricted by law or regulation or by

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

VERITAS and that are voted against the VERITAS Merger shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL.

     1.7 FRACTIONAL SHARES. No fractional shares of Newco Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of VERITAS Common Stock and of OpenVision Common Stock who would otherwise be entitled to receive a fraction of a share of Newco Common Stock will receive from the Exchange Agent (as hereinafter defined), at such time as such holder shall receive a certificate representing shares of Newco Common Stock as contemplated by Section 6.2, an amount of cash (rounded up to the nearest whole cent) equal to the per share market value of VERITAS Common Stock (based on the average of the Closing sale prices of VERITAS Common Stock as quoted on the Nasdaq Stock Market during the ten day trading period ending on the Closing Date (as defined in Section 6.1) as reported in the Wall Street Journal) (the "Average Price") multiplied by the fraction of a share of Newco Common Stock to which such holder would otherwise be entitled. The fractional interests of each VERITAS shareholder and of each OpenVision stockholder will be aggregated such that no VERITAS shareholder or OpenVision stockholder will receive cash in an amount equal to or greater than the value of one full share of Newco Common Stock. Newco shall provide sufficient funds to the Exchange Agent to make the payments contemplated by this Section 1.7.

     1.8  VERITAS OPTIONS AND WARRANTS.

        (a) Conversion. At the Effective Time, each of the then outstanding options to purchase shares of VERITAS Common Stock (collectively, the "VERITAS Options") (consisting of all outstanding options granted under VERITAS' 1985 Stock Option Plan, 1991 Executive Stock Option Plan, 1993 Equity Incentive Plan and 1993 Director Stock Option Plan (collectively, and with the VERITAS Stock Purchase Plan referred to in Section 1.8(b) below, the "VERITAS Plans"), and any individual non-Plan options) and each of the then outstanding warrants to purchase shares of VERITAS Common Stock (the "VERITAS Warrants") will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option (or warrant, as the case may be) to purchase an equivalent number of shares of Newco Common Stock at an exercise price per share equal to the per share exercise price of the VERITAS Option (or VERITAS Warrant, as the case may be) in effect at the Effective Time. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all other terms and conditions of the VERITAS Options and VERITAS Warrants will be unchanged and all references in any option or warrant agreement governing such option or warrant to VERITAS shall be deemed to refer to Newco, where appropriate. Continuous service as an employee or consultant with VERITAS or any of the VERITAS Subsidiaries (as hereinafter defined) will be credited to an optionee of VERITAS for purposes of determining the number of shares of Newco Common Stock subject to exercise under a converted VERITAS Option after the Effective Time.

        (b) At the Effective Time, each of the then outstanding options to purchase shares of VERITAS Common Stock (collectively, the "VERITAS Stock Purchase Plan Options"), consisting of all outstanding options to purchase shares under VERITAS' 1993 Employee Stock Purchase Plan (the "VERITAS Stock Purchase Plan"), will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option to purchase the same number of shares of Newco Common Stock on the next Purchase Date (as such term is defined in the VERITAS Stock Purchase Plan) following the Effective Time at a purchase price per share determined in accordance with the VERITAS Stock Purchase Plan.

     1.9  OPENVISION OPTIONS AND WARRANTS.

        (a) Conversion. At the Effective Time, each of the then outstanding options to purchase OpenVision Common Stock (collectively, the "OpenVision Options") (consisting of all outstanding options granted under OpenVision's 1992 Stock Plan and 1996 Director Option Plan (collectively the "OpenVision Plans"), and any individual non-Plan options) and each of the then outstanding warrants to purchase OpenVision Common Stock (the "OpenVision Warrants") will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option (or warrant, as the case may be) to purchase that number of shares of Newco Common Stock determined by multiplying the number of shares of

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

OpenVision Common Stock subject to such OpenVision Option or OpenVision Warrant at the Effective Time by the OpenVision Applicable Ratio, at an exercise price per share of Newco Common Stock equal to the exercise price per share of such OpenVision Option or OpenVision Warrant immediately prior to the Effective Time divided by the Applicable Ratio rounded up to the nearest cent. If the foregoing calculation results in an assumed OpenVision Option or OpenVision Warrant being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option (or warrant, as the case may be) will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the OpenVision Options and OpenVision Warrants will otherwise be unchanged. Continuous service as an employee or consultant with OpenVision or any of the OpenVision Subsidiaries (as hereinafter defined) will be credited to an optionee of OpenVision for purposes of determining the number of shares of Newco Common Stock subject to exercise under a converted OpenVision Option after the Effective Time.

        (b) At the Effective Time, the OpenVision 1996 Employee Stock Purchase Plan (the "OpenVision Stock Purchase Plan") will be assumed by Newco solely with respect to outstanding options, and the securities reserved thereunder shall become shares of Newco Common Stock, determined by multiplying (i) the number of shares reserved thereunder and not issued thereunder prior to the Effective Time by (ii) the OpenVision Applicable Ratio. Except for an increase to the reserve by 100,000 shares necessary to honor existing OpenVision Stock Purchase Plan Options, which increase is to be approved by the OpenVision Stockholders at the OpenVision Stockholders Meeting, no additional shares shall be reserved under the OpenVision Stock Purchase Plan before or after its assumption by Newco. At the Effective Time, each then outstanding "option" to purchase OpenVision Common Stock under the OpenVision Stock Purchase Plan for the open offering period that runs from October 31, 1996 until October 30, 1998 (the "OpenVision Stock Purchase Plan Options") will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into a right to purchase shares of Newco Common Stock on the same terms and conditions as set forth in the OpenVision Stock Purchase Plan except that (i) each OpenVision Stock Purchase Plan Option shall thereafter be exercisable for Newco Common Stock, and (ii) the exercise price per share for the number of whole shares of Newco Common Stock issuable upon exercise of each the OpenVision Stock Purchase Option shall be determined in accordance with the formula set forth in the OpenVision Stock Purchase Plan, except that the "fair market value" of the Newco Common Stock subject to purchase pursuant to the OpenVision Stock Purchase Plan Options (A) on the first day of an "Offering Period" under the OpenVision Stock Purchase Plan shall be the quotient resulting from the division of the last sale price of OpenVision Common Stock as reported on the Nasdaq Stock Market on the trading day immediately prior to such date by the OpenVision Applicable Ratio rounded up to the nearest cent; and (B) on the last day of any "Purchase Period" under the OpenVision Stock Purchase Plan shall be the last sale price of Newco Common Stock as reported on the Nasdaq Stock Market on the trading day immediately prior to such date. No new "Offering Periods" (as defined in the OpenVision Stock Purchase Plan) will be commenced. OpenVision shall take all action that may be necessary (under the OpenVision Stock Purchase Plan and otherwise) to effectuate the provisions of this Section 1.9(b) and to ensure that, from and after the Effective Time, holders of OpenVision Stock Purchase Plan Options and employees of OpenVision participating in the OpenVision Stock Purchase Plan after the Effective Time have no rights with respect to the OpenVision Stock Purchase Plan that are inconsistent with this Section 1.9(b).

     1.10 NEWCO PLANS. Newco shall assume, effective as of the Effective Time, the OpenVision Stock Purchase Plan, the VERITAS 1993 Equity Incentive Plan, its 1993 Director Stock Option Plan and its 1993 Employee Stock Purchase Plan and shall have reserved 107,810, 4,100,000, 250,000 and 1,000,000 shares, respectively, for issuance thereunder (collectively, the "Newco Plans"). Newco shall also reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the assumption of the Stock Rights (as defined below) provided for in Sections 1.8 and 1.9 above. Upon the Effective Time, and subject to assumption of such Stock Rights, the OpenVision Plans shall be terminated in accordance with their respective terms.

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

     1.11 REGISTRATION. VERITAS will cause Newco to cause the Newco Common Stock issuable upon exercise of the assumed OpenVision Stock Purchase Plan Options, VERITAS Options, VERITAS Stock Purchase Plan Options, and OpenVision Options (collectively, the "Stock Rights") and the shares reserved for issuance pursuant to future awards under the Newco Plans to be registered on Form S-8 (the "Form S-8") promulgated by the Securities and Exchange Commission (the "SEC") within 5 days after the Effective Time and will use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such assumed Stock Rights shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as hereinafter defined), Newco shall administer the Stock Rights assumed pursuant to Sections 1.8 and 1.9 (including the provisions of the VERITAS Plans, and the OpenVision Plans incorporated in the Stock Rights) in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

     1.12 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of VERITAS Sub will cease and VERITAS Sub will be merged with and into VERITAS, with VERITAS being the surviving corporation of the VERITAS Merger (the "VERITAS Surviving Corporation"), pursuant to the terms of this Agreement and the VERITAS Agreement of Merger; (b) the separate existence of OpenVision Sub will cease and OpenVision Sub will be merged with and into OpenVision, with OpenVision being the surviving corporation of the OpenVision Merger (the "OpenVision Surviving Corporation"), pursuant to the terms of this Agreement and the OpenVision Agreement of Merger, (c) the Articles of Incorporation of the VERITAS Surviving Corporation shall be in the form attached as Exhibit A to the VERITAS Agreement of Merger, and the Certificate of Incorporation of the OpenVision Surviving Corporation shall be in the form attached as Exhibit A to the OpenVision Agreement of Merger; (d) the Bylaws of VERITAS immediately prior to the Effective Time will be the Bylaws of the VERITAS Surviving Corporation and the Bylaws of OpenVision Sub immediately prior to the Effective Time will be the Bylaws of the OpenVision Surviving Corporation; (e) the directors and officers of VERITAS immediately prior to the Effective Time will be the directors and officers of the VERITAS Surviving Corporation; (f) the director of the OpenVision Surviving Corporation shall be Mark Leslie and the officers of the OpenVision Surviving Corporation shall be Mark Leslie as President, Treasurer, Secretary and Chief Financial Officer, (g) each share of the Common Stock of VERITAS Sub outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the VERITAS Surviving Corporation;
(h) each share of the Common Stock of OpenVision Sub outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the OpenVision Surviving Corporation; (i) each share of VERITAS Common Stock, OpenVision Common Stock, and each Stock Right outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.2, 1.3, 1.8 and 1.9; (j) the OpenVision Stock Purchase Plan and the VERITAS Plans shall be assumed by Newco; and (k) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the CGCL and the Delaware Law.

     1.13 REGISTRATION ON FORM S-4. The Newco Common Stock to be issued in the Merger shall be registered under the Securities Act on the Form S-4 (as hereinafter defined). As promptly as practicable after the date of this Agreement, VERITAS, Newco and OpenVision shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4"), together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Merger. Each of VERITAS, Newco and OpenVision shall use its reasonable best efforts to respond promptly to any comments of the SEC and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. VERITAS and Newco shall also take any action required to be taken under any applicable state securities or "blue sky" laws and regulations of the Nasdaq Stock Market in connection with the issuance of the Newco Common Stock pursuant to the Merger. OpenVision shall promptly furnish to VERITAS all information concerning OpenVision and the OpenVision stockholders as may be reasonably required in connection with any action contemplated by this Section
1.13. Each of VERITAS, Newco and OpenVision will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or

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

the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, VERITAS and Newco or OpenVision, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of VERITAS and OpenVision, such amendment or supplement.

     1.14 TAX FREE REORGANIZATION. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Newco Common Stock issued in the Merger will be issued solely in exchange for the VERITAS Common Stock and the OpenVision Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for either the VERITAS Common Stock or the OpenVision Common Stock. Except for cash paid in lieu of fractional shares of any VERITAS Common Stock or OpenVision Common Stock, no consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Newco for either the VERITAS Common Stock or the OpenVision Common Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 1.14. In addition, Newco hereby represents, and will represent as of the Closing Date, that it intends to continue both VERITAS' and OpenVision's historic businesses or use a significant portion of VERITAS' and OpenVision's business assets in a trade or business.

     1.15 POOLING OF INTERESTS. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes. The parties shall use their reasonable best efforts to cause their respective affiliates to execute and deliver Affiliates Agreements, as contemplated by Sections 4.5 and 5.5 below, to ensure compliance by such affiliates with the restrictions required to allow such accounting treatment to be utilized. In addition, Newco hereby represents and warrants that it shall not after the Closing Date take any action that will cause the Merger not to qualify as a "pooling of interests" for accounting purposes.

     1.16 HART-SCOTT-RODINO FILINGS. VERITAS and Newco will, and OpenVision shall use its reasonable best efforts to cause Warburg, Pincus Investors, L.P. ("Warburg") to, promptly prepare and file the applicable notices (if any) required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), and comply promptly with any requests to any of them from the Federal Trade Commission or United States Department of Justice for additional information.

     1.17 BOARD OF DIRECTORS AND OFFICERS OF NEWCO. At the Effective Time, the directors of Newco shall be Mark Leslie, Roel Pieper, Joseph Rizzi, Steven Brooks, Fred van den Bosch, Geoffrey Squire and William Janeway. At the Effective Time, the following individuals shall be elected to the following offices of Newco:

         NAME                                  OFFICE
-----------------------    -----------------------------------------------
Mark Leslie                President, CEO and Co-Chairman of Board
Geoffrey Squire            Co-Chairman of Board and Executive Vice
                           President
Fred van den Bosch         Senior Vice President, Engineering
Peter Levine               Vice President, Marketing
Fred Crary                 Vice President, International and OEM Sales
Paul Sallaberry            Vice President, North American Sales
Kenneth Lonchar            Chief Financial Officer and Vice President,
                           Finance
Jay Jones                  Vice President, General Counsel and Secretary

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

2. REPRESENTATIONS AND WARRANTIES OF OPENVISION

     Except as set forth in a letter dated the date of this Agreement, delivered by OpenVision to VERITAS concurrently herewith, and certified by an officer of OpenVision, on behalf of OpenVision, to be true, accurate and complete to the best of his knowledge (the "OpenVision Disclosure Letter"), OpenVision hereby represents and warrants to VERITAS that:

     2.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. OpenVision, and each of its subsidiaries set forth in Section 2.1 of the OpenVision Disclosure Letter (the "OpenVision Subsidiaries") (the OpenVision Subsidiaries being the only subsidiaries of OpenVision), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on OpenVision (as defined below). The OpenVision Disclosure Letter sets forth a correct and complete list of the OpenVision Subsidiaries, the holders of record of each OpenVision Subsidiary's outstanding equity, and a correct and complete list of each jurisdiction in which each of OpenVision and the OpenVision Subsidiaries is duly qualified and in good standing to do business. OpenVision has delivered to VERITAS or its counsel complete and correct copies of the Certificate of Incorporation and Bylaws of OpenVision and will deliver to VERITAS or its counsel prior to the Closing Date the equivalent charter documents for each of the OpenVision Subsidiaries, in each case as amended to the date of this Agreement. Other than the OpenVision Subsidiaries, OpenVision does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

     In this Agreement, any reference to the term "Material Adverse Effect on OpenVision" means any event, change or effect which would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, or prospects of OpenVision and the OpenVision Subsidiaries, taken as a whole. In addition, any reference to the terms "to OpenVision's knowledge" or "known to OpenVision" refers to the current actual knowledge of any officer of OpenVision.

     2.2  CAPITAL STRUCTURE.

        (a) Stock and Options. The authorized capital stock of OpenVision consists of 50,000,000 shares of OpenVision Common Stock, $0.001 par value, 3,400,000 of which are designated Class B Common Stock, and 5,000,000 shares of Preferred Stock, $0.01 par value (the "OpenVision Preferred Stock"). At the close of business on January 10, 1997, 15,475,774 shares of OpenVision Common Stock were issued and outstanding, 3,247,142 shares of OpenVision Class B Common Stock were issued and outstanding, no shares of OpenVision Common Stock were held by OpenVision in its treasury, 2,186,673 shares of OpenVision Common Stock were reserved for issuance upon the exercise of outstanding OpenVision Options, 910,082 shares of OpenVision Common Stock were available for the grant of additional awards under the OpenVision Plans, 12,500 shares of OpenVision Common Stock were reserved for issuance upon exercise of outstanding OpenVision Warrants, and 200,808 shares of OpenVision Common Stock were reserved for issuance pursuant to the OpenVision Stock Purchase Plan. No shares of OpenVision Preferred Stock are issued or outstanding. All outstanding shares of OpenVision Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights by statute, the Certificate of Incorporation or Bylaws of OpenVision, or any agreement or document to which OpenVision is a party or by which it is bound. All outstanding shares of the capital stock of each of the OpenVision Subsidiaries are validly issued, fully paid and nonassessable and are owned by OpenVision or one of the OpenVision Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. OpenVision has delivered to VERITAS a correct and complete list of each OpenVision Option and OpenVision Warrant outstanding as of the date hereof, including the name of the holder of such OpenVision Option or OpenVision Warrant, the OpenVision Plan pursuant to which such OpenVision Option was issued, the number of shares covered by such OpenVision Option or OpenVision Warrant, the per share exercise price of such OpenVision Option or OpenVision Warrant and the vesting

                                      A-1-7
        commencement date and vesting schedule applicable to each such OpenVision Option, including the number of shares vested as of the date of this Agreement. OpenVision has further delivered to VERITAS a correct and complete list of the employees currently enrolled in the current Offering Period of the OpenVision Stock Purchase Plan, the amount of the periodic payroll deduction from each such employee's compensation with respect to such plan, the aggregate amount of payroll deductions with respect to the current Purchase Period of such plan for each such employee to date, and the fair market value (as determined in accordance with the OpenVision Stock Purchase Plan) of the OpenVision Common Stock on the date of commencement of the current Offering Period. OpenVision has also delivered to VERITAS a correct and complete list of OpenVision Common Stock outstanding as of the date hereof purchased pursuant to Restricted Stock Awards under OpenVision's 1992 Stock Plan which are subject to a right of OpenVision to repurchase such shares, including the name of the holder of such stock, the purchase price of such stock and the vesting commencement date and vesting schedule relating to such stock providing for the lapse of OpenVision's repurchase rights, including the number of shares vested as of the date of this Agreement.

        (b) No Other Commitments. Except for the OpenVision Options, OpenVision Warrants and OpenVision Stock Purchase Plan Options disclosed in Section 2.2(a) above, a list of which has been provided to VERITAS, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which OpenVision or any of the OpenVision Subsidiaries is a party or by which OpenVision or any of the OpenVision Subsidiaries is bound obligating OpenVision or any of the OpenVision Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of OpenVision or any of the OpenVision Subsidiaries or securities convertible into or exchangeable for shares of capital stock of OpenVision or any of the OpenVision Subsidiaries, or obligating OpenVision or any of the OpenVision Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which OpenVision is a party with respect to the voting of the capital stock of OpenVision or any of the OpenVision Subsidiaries.

        (c) Registration Rights. OpenVision is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued, except as disclosed in the OpenVision Disclosure Letter.

     2.3  AUTHORITY.

        (a) Corporate Action. Subject to approval of this Agreement and the Merger by the stockholders of OpenVision, OpenVision has all requisite corporate power and authority to enter into this Agreement and the OpenVision Agreement of Merger, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the OpenVision Agreement of Merger by OpenVision and, subject to approval of this Agreement and the Merger by the stockholders of OpenVision, the filing and recordation of the OpenVision Agreement of Merger pursuant to Delaware Law and the consummation by OpenVision of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OpenVision. This Agreement has been, and upon the Closing Date the OpenVision Agreement of Merger will have been, duly executed and delivered by OpenVision and this Agreement is, and the OpenVision Agreement of Merger as of the Effective Time will be, valid and binding obligations of OpenVision, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        (b) No Conflict. Neither the execution, delivery and performance of this Agreement or the OpenVision Agreement of Merger, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof will: (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of OpenVision or any of the OpenVision Subsidiaries under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws of OpenVision or the equivalent organizational documents of any of the OpenVision Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage,

                                      A-1-8
indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OpenVision or any of the OpenVision Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on OpenVision; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding shares of OpenVision Common Stock.

        (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by OpenVision or any of the OpenVision Subsidiaries in connection with the execution and delivery of this Agreement or the OpenVision Agreement of Merger, or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the SEC, and the effectiveness, of the Form S-4, and the filing of the Prospectus/Proxy Statement relating to the meeting of the stockholders of OpenVision (the "OpenVision Stockholders Meeting") to be held with respect to the approval by OpenVision's stockholders of this Agreement and the Merger, and the filing of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the OpenVision Agreement of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which OpenVision is qualified to do business;
(iii) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover," "blue sky" or other similar statutes and regulations (collectively, "State Takeover Laws"); (iv) such filings and notifications as may be necessary under the HSR Act; and (v) such other filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on OpenVision or VERITAS or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.4  SEC DOCUMENTS.

        (a) SEC Reports. OpenVision has delivered to VERITAS or its counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by OpenVision with the SEC on or after May 7, 1996 (the "OpenVision SEC Documents"), which are all the documents (other than preliminary material) that OpenVision was required to file with the SEC on or after May 7, 1996. As of their respective dates or, in the case of registration statements, their effective dates, none of the OpenVision SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing. The OpenVision SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. OpenVision has filed all documents and agreements which were required to be filed as exhibits to the OpenVision SEC Documents.

        (b) Financial Statements. The financial statements of OpenVision included in the OpenVision SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of OpenVision and its consolidated OpenVision Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     2.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by OpenVision for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of OpenVision and at the time of the OpenVision Stockholders Meeting contain, after giving effect to any

                                      A-1-9
supplement or amendment thereto, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, OpenVision makes no representation or warranty with respect to any information supplied by VERITAS or Newco which is contained in any of the foregoing documents.

     2.6 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, the businesses of OpenVision and the OpenVision Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on OpenVision. Except as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, OpenVision has not been notified in writing by any Governmental Entity that any investigation or review with respect to OpenVision or any of the OpenVision Subsidiaries is pending or threatened, nor has any Governmental Entity notified OpenVision in writing of its intention to conduct the same, which investigation or review could reasonably be expected to have a Material Adverse Effect on OpenVision. OpenVision and the OpenVision Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for those whose absence would not have a Material Adverse Effect on OpenVision.

     2.7 LITIGATION. Except as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, or as would not reasonably be expected to have a Material Adverse Effect on OpenVision, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the knowledge of OpenVision, threatened against OpenVision or any of the OpenVision Subsidiaries; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator or settlement agreement outstanding against OpenVision or any of the OpenVision Subsidiaries. OpenVision has delivered or made available to VERITAS or its counsel correct and complete copies of all correspondence prepared by its counsel for OpenVision's auditors in connection with the last two completed audits of OpenVision's financial statements and any such correspondence since the date of the last such audit. Neither OpenVision nor any of the OpenVision Subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities which could reasonably be expected to have a Material Adverse Effect on OpenVision. OpenVision is not in violation of, or delinquent in respect of, any decree, order or arbitration award naming OpenVision or a OpenVision Subsidiary as a party or otherwise known to it, or law, ordinance, statute, or governmental authority to which its properties, assets, personnel or business activities are subject or to which OpenVision or a OpenVision Subsidiary is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except for such violations as would not have a Material Adverse Effect on OpenVision.

     2.8  ERISA AND OTHER COMPLIANCE.

        (a) The OpenVision Disclosure Letter lists all the employees of OpenVision and of any OpenVision Subsidiary and their salaries or base wage as of December 31, 1996. The OpenVision Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by OpenVision or any of the OpenVision Subsidiaries under which OpenVision or any of the OpenVision Subsidiaries or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "OpenVision Employee Plans"). For purposes of this Section 2.8, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes OpenVision or any of the OpenVision Subsidiaries. Copies of all OpenVision Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to VERITAS or its counsel, together with the three most recent annual reports (Form 5500,

                                     A-1-10
including, if applicable, the auditor's reports and any Schedule B thereto) prepared in connection with any such OpenVision Employee Plan. All OpenVision Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "OpenVision Pension Plans"), are identified as such in the OpenVision Disclosure Letter. All OpenVision Employee Plans which individually or collectively would constitute an "employee welfare benefit plan," as defined in Section 3(1) of ERISA are identified as such in the OpenVision Disclosure Letter. All contributions or premiums due from OpenVision or any of the OpenVision Subsidiaries with respect to any of the OpenVision Employee Plans have been made as required under ERISA or have been accrued on OpenVision's or any such OpenVision Subsidiary's financial statements as of September 30, 1996, or will be made prior to the Closing. Each OpenVision Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such OpenVision Employee Plans, except as would not have a Material Adverse Effect on OpenVision.

        (b) No OpenVision Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No OpenVision Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any OpenVision Employee Plan which is covered by Title I of ERISA which would result in a material liability to OpenVision or any of the OpenVision Subsidiaries taken individually, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any OpenVision Employee Plan has or will make OpenVision or any employee, officer or director of OpenVision subject to any material liability under Title I of ERISA or liable for any material Tax (as defined in Section 2.14) or penalty pursuant to Sections 4972, 4975, 4976, 4977 or 4979 of the Code or Section 502 of ERISA.

        (c) With respect to each OpenVision Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "OpenVision 401(a) Plan"), either
(i) a favorable determination letter has been received from the Internal Revenue Service ("IRS") as to the qualification of the OpenVision 401(a) Plan under the Code as in effect immediately after the Tax Reform Act of 1986, or (ii) the OpenVision 401(a) Plan has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained and upon which the OpenVision 401(a) Plan may rely. OpenVision has delivered to VERITAS or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each OpenVision 401(a) Plan.

        (d) No OpenVision Employee Plan provides or ever has provided death, medical or health benefits (whether or not insured) with respect to current or former employees after any such employee's retirement or other termination of service (other than benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code).

        (e) The OpenVision Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which (A) is not a OpenVision Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by OpenVision or any of the OpenVision Subsidiaries, and
(C) covers any employee or former employee of OpenVision or any of the OpenVision Subsidiaries. Such contracts, plans and arrangements as are described in this Section 2.8(e) are herein referred to collectively as the "OpenVision Benefit Arrangements." Each OpenVision Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such OpenVision Benefit Arrangement. OpenVision has delivered to VERITAS or its counsel a complete and

                                     A-1-11
correct copy of each OpenVision Benefit Arrangement document or, if such OpenVision Benefit Arrangement is unwritten, a description thereof.

        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by OpenVision or any of the OpenVision Subsidiaries relating to any OpenVision Employee Plan or OpenVision Benefit Arrangement that would increase materially the expense of maintaining such OpenVision Employee Plan or OpenVision Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended June 30, 1996.

        (g) OpenVision has timely provided, or will have provided prior to the Closing (as defined in Section 6.1), to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code). OpenVision will timely provide to individuals entitled thereto all required notices and coverage pursuant to Code Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date. No material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of OpenVision or any of the OpenVision Subsidiaries.

        (h) No benefit payable or which may become payable by OpenVision or any of the OpenVision Subsidiaries pursuant to any OpenVision Employee Plan or any OpenVision Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

        (i) OpenVision and each OpenVision Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

        (j) OpenVision and each OpenVision Subsidiary has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations, and has no knowledge that any of its key employees intends to leave its or their employ.

     2.9 ABSENCE OF UNDISCLOSED LIABILITIES. Neither OpenVision nor any of the OpenVision Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of OpenVision and the OpenVision Subsidiaries, taken as a whole, except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of OpenVision at September 30, 1996 (the "OpenVision Balance Sheet") or (ii) are of a normally recurring nature and were incurred after September 30, 1996 (the "OpenVision Balance Sheet Date") in the ordinary course of business consistent with past practice. As of the OpenVision Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the OpenVision Balance Sheet as required by said Statement No. 5.

     2.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed herein or in the OpenVision SEC Documents filed prior to the date of this Agreement, since the OpenVision Balance Sheet Date there has not occurred:

        (a) any change not identified below that could reasonably be expected to have a Material Adverse Effect on OpenVision;

        (b) any amendments or changes in the Certificate of Incorporation or Bylaws of OpenVision;

        (c) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the material properties or the business of OpenVision;

                                     A-1-12

        (d) any redemption, repurchase or other acquisition of shares of OpenVision Common Stock by OpenVision (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to OpenVision Common Stock;

        (e) any increase in or modification of the compensation or benefits payable or to become payable by OpenVision to any of its directors or employees, except in the ordinary course of business, consistent with past practice;

        (f) other than as required by applicable statute or regulation, any increase in or modification of any bonus, pension, insurance or OpenVision Employee Plan or OpenVision Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than (a) in the ordinary course of business, consistent with past practice, and (b) after the date of this Agreement, which is authorized, if required, pursuant to Section
4.3 below;

        (g) any acquisition or sale of a material amount of property or assets of OpenVision, other than in the ordinary course of business, consistent with past practice;

        (h) any alteration in any term of any outstanding security of OpenVision including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

        (i) other than in the ordinary course of business, consistent with past practice, the total amount of which is not material, any (A) incurrence, assumption or guarantee by OpenVision of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of OpenVision; or (C) issuance or sale of options or other rights to acquire from OpenVision, directly or indirectly, debt securities of OpenVision or any securities convertible into or exchangeable for any such debt securities;

        (j) any creation or assumption by OpenVision of any mortgage, pledge, security interest, lien or other encumbrance on any asset, other than in the ordinary course of business, consistent with past practice, not in excess of $100,000 in the aggregate;

        (k) any making of any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions made in the ordinary course of business of OpenVision and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $50,000;

        (l) any entering into, amendment of, relinquishment, termination or non-renewal by OpenVision of any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

        (m) any transfer or grant of a right under the OpenVision IP Rights (as defined in Section 2.15 below), other than those transferred or granted in the ordinary course of business, consistent with past practices, except for any grant of a right to OpenVision source code or the grant of any exclusive rights to any OpenVision IP Rights, each of which shall be set forth in the OpenVision Disclosure Letter;

        (n) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of OpenVision or, to OpenVision's knowledge, any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

        (o) any agreement by OpenVision or, to OpenVision's knowledge, any officer or employee thereof, to take any of the actions described in the preceding clauses (a) through (n) (other than negotiations with VERITAS and its representatives regarding the transactions contemplated by this Agreement).

                                     A-1-13

     2.11 AGREEMENTS. The OpenVision Disclosure Letter sets forth a list of any of the following currently effective contracts, agreements and other instruments to which OpenVision or any OpenVision Subsidiary is a party, copies of each of which have been delivered to VERITAS or its counsel:

        (a) contract with or commitment to any labor union;

        (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from OpenVision or any OpenVision Subsidiary of an amount in excess of $100,000 per annum which is not terminable on 120 days' or less notice without cost or other liability at, or at any time after, the Effective Time or in which OpenVision or such OpenVision Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to any product, group of products or territory, provided, however, that only purchase orders for the top ten (10) vendors of OpenVision (as measured by calendar year 1996 OpenVision purchases) are listed in the OpenVision Disclosure Letter;

        (c) contract providing for the development of technology for OpenVision which technology is used or incorporated in any products currently distributed by OpenVision or is anticipated to be used or incorporated in any planned products of OpenVision or which requires OpenVision to perform specified development work for a third party;

        (d) joint venture contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits or losses in excess of $25,000 per annum with any other party;

        (e) contract or commitment for the employment of any officer, employee or consultant, or any other type of contract or understanding with any officer, employee or consultant, which is not immediately terminable without cost, notice or other liability (except for normal severance benefits available to employees generally as set forth in any OpenVision Benefit Arrangement and except to the extent general principles of wrongful termination law may limit OpenVision's or any of OpenVision Subsidiaries' ability to terminate employees at will);

        (f) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (other than equipment leases entered into in the ordinary course of business pursuant to which payments by OpenVision do not exceed $100,000 in the aggregate);

        (g) lease or other agreement under which OpenVision or any OpenVision Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $60,000 per annum;

        (h) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $25,000, other than in the ordinary course of business consistent with past practice;

        (i) agreement which restricts OpenVision or any OpenVision Subsidiary from engaging in any aspect of its business or competing in any line of business in any geographic area (including any agreement pursuant to which OpenVision has granted exclusive rights to a third party);

        (j) OpenVision IP Rights Agreement (as defined in Section 2.15 below), other than standard form license agreements with end users (copies of which have been delivered to VERITAS or its counsel), and, in any event, any agreement that grants rights or access to any source code included in the OpenVision IP Rights; or

        (k) agreement between or among OpenVision or any OpenVision Subsidiary regarding inter company loans, revenue or cost sharing, ownership or license of OpenVision IP Rights, inter company royalties or dividends or similar matters.

     The OpenVision Disclosure Letter further includes a schedule of the outstanding maintenance and support obligations to be performed by OpenVision pursuant to any contract or other arrangement, including a description of such obligations, the names of the customers for whom such obligations must be performed, the

                                     A-1-14
expiration date of such obligations and the fees payable to OpenVision in respect of performance of such obligations.

     2.12 NO DEFAULTS. Except as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, to OpenVision's knowledge, neither it nor any of the OpenVision Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by OpenVision or any of the OpenVision Subsidiaries under, any contract or agreement to which OpenVision or any of the OpenVision Subsidiaries is a party and which would, if terminated or modified, have a Material Adverse Effect on OpenVision.

     2.13 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of OpenVision or any of the OpenVision Subsidiaries from OpenVision or any of the OpenVision Subsidiaries, under any OpenVision Employee Plan, OpenVision Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any OpenVision Employee Plan or OpenVision Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.14 TAXES. OpenVision and each of the OpenVision Subsidiaries have filed, or caused to be filed, all Tax (as defined below) returns required to be filed by them (all of which returns were true, correct and complete in all material respects) and have paid or withheld, or caused to be paid or withheld, all Taxes that are shown on such Tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate reserves have been established on the OpenVision Balance Sheet and other than where the failure to so file, pay or withhold would not have a Material Adverse Effect on OpenVision. All Taxes required to have been paid or accrued by OpenVision and the OpenVision Subsidiaries for all periods prior to the OpenVision Balance Sheet Date have been fully paid or are adequately provided for or reflected in the OpenVision Balance Sheet. Since the OpenVision Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Neither OpenVision nor any OpenVision Subsidiary has received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this
Section 2.14, and no waivers of statutes of limitations have been given or requested with respect to OpenVision or any of the OpenVision Subsidiaries. No taxing authority is currently conducting an audit of any Tax returns of OpenVision or, to OpenVision's knowledge, about to conduct such an audit. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax returns of or with respect to OpenVision or any of the OpenVision Subsidiaries have been fully paid or are adequately provided for in the OpenVision Balance Sheet and no material proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. None of OpenVision or any of the OpenVision Subsidiaries (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Code.

     As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or of any other applicable law) of another entity or a member of an affiliated or combined group.

                                     A-1-15

     2.15  INTELLECTUAL PROPERTY.

        (a) The OpenVision Disclosure Letter contains a complete and accurate list of all United States and foreign: (i) patents; (ii) copyright registrations and mask work registrations; (iii) trademarks registrations and trademark intent-to-use registrations; (iv) registered user licenses; (v) all applications, provisional applications or other filings for or to obtain any of the foregoing, and (vi) any other similar registrations or applications for Intellectual Property Rights (as defined below) owned by, or filed by or on behalf of, OpenVision or any of the OpenVision Subsidiaries anywhere in the world (all of the foregoing, "OpenVision Registered Intellectual Property").

        (b) The OpenVision Disclosure Letter contains a complete and accurate list of all material software programs and other products sold or licensed by OpenVision or any of the OpenVision Subsidiaries.

        (c) All OpenVision Intellectual Property Rights are owned free and clear of any liens, encumbrances or security interests.

        (d) OpenVision and the OpenVision Subsidiaries own, or have the right to use, sell or license such Intellectual Property Rights (as defined below) as are necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "OpenVision IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on OpenVision;

        (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any Intellectual Property Rights licensed by or to OpenVision (the "OpenVision IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any OpenVision IP Right or materially impair the right of OpenVision and the OpenVision Subsidiaries or the OpenVision Surviving Corporation to use, sell or license any OpenVision IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on OpenVision);

        (f) There are no royalties, honoraria, fees or other payments payable by OpenVision to any person by reason of the ownership, use, license, purchase, sale, disposition or acquisition of the OpenVision IP Rights (other than as set forth in the OpenVision IP Rights Agreements listed in the OpenVision Disclosure Letter);

        (g) To OpenVision's knowledge, no third party is infringing or misappropriating any Intellectual Property Rights, including OpenVision Registered Intellectual Property, owned by OpenVision or any of the OpenVision Subsidiaries.

        (h) Neither the manufacture, marketing, license, sale nor the intended use of any product currently licensed or sold by OpenVision or any of the OpenVision Subsidiaries or currently under development by OpenVision or any of the OpenVision Subsidiaries violates any license or agreement between OpenVision or any of the OpenVision Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to OpenVision's knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any OpenVision IP Right, nor has OpenVision received any notice asserting that any OpenVision IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on OpenVision, nor, to OpenVision's knowledge, is there any basis for any such assertion; and

        (i) OpenVision has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting OpenVision IP Rights. To OpenVision's knowledge, no current or prior officers, employees or consultants of OpenVision or of any of the OpenVision Subsidiaries claim an ownership interest in any OpenVision IP Rights as a result of having been involved in the development of such property while employed by or consulting to OpenVision or of any of the OpenVision Subsidiaries, or otherwise. All officers

                                     A-1-16
and development employees and, to OpenVision's knowledge, all other employees and consultants of OpenVision or any of the OpenVision Subsidiaries have executed and delivered to OpenVision or the OpenVision Subsidiary an agreement regarding the protection of proprietary information and the assignment to OpenVision or the OpenVision Subsidiary of all Intellectual Property Rights arising from the services performed for OpenVision or the OpenVision Subsidiary by such persons.

     As used herein, the term "Intellectual Property Rights" shall mean all industrial, intellectual property or other rights of a person in, to, or arising out of: (i) any United States or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, mask works, copyright registrations, mask work registrations, and applications therefor in the United States or any foreign country, and all other rights corresponding thereto throughout the world; (iv) United States or foreign registered or common law trademarks, service marks, trade dress, trade names, logos, intent-to-use registrations or notices, and applications to register or use any of the foregoing anywhere in the world; and (v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world.

     2.16 FEES AND EXPENSES. Except for the fees and expenses set forth in OpenVision's engagement letter with Alex. Brown & Sons Incorporated, a copy of which has been provided to VERITAS (the "Alex. Brown Engagement Letter"), neither OpenVision nor any of the OpenVision Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     2.17 INSURANCE. OpenVision and the OpenVision Subsidiaries maintain fire and casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that OpenVision believes to be reasonably prudent for its business. Correct and complete copies of all such insurance policies presently in effect have been provided to VERITAS or its counsel.

     2.18 OWNERSHIP OF PROPERTY. Except (a) as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, (b) for liens for current Taxes not yet delinquent or (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, material men and the like, OpenVision and each of the OpenVision Subsidiaries owns its real and personal property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and personal property of OpenVision and each of the OpenVision Subsidiaries is in generally good repair and is operational and usable in the operations of OpenVision, subject to ordinary wear and tear. Neither OpenVision nor any OpenVision Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on OpenVision), or has received any notice of violation with which it has not complied, except where such violation would not have a Material Adverse Effect on OpenVision.

     2.19  ENVIRONMENTAL MATTERS.

        (a) During the period that OpenVision and the OpenVision Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been, to OpenVision's knowledge, no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. OpenVision has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to OpenVision or any of the OpenVision Subsidiaries having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or

                                     A-1-17
becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under, (1) CERCLA; (2) any similar international, federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

        (b) None of the properties or facilities of OpenVision or the OpenVision Subsidiaries is or has been in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, above, under or about such properties or facilities, including, but not limited to, air, soil, ground water or surface water condition ("Environmental Violation"), except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on OpenVision. During the time that OpenVision or the OpenVision Subsidiaries have owned or leased their respective properties and facilities, neither OpenVision, nor any of the OpenVision Subsidiaries, nor, to OpenVision's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies).

        (c) During the time that OpenVision or the OpenVision Subsidiaries have owned or leased their respective properties and facilities, there has been no litigation brought or, to OpenVision's knowledge, threatened against OpenVision or any of the OpenVision Subsidiaries by, or any settlement reached by OpenVision or any of the OpenVision Subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation.

     2.20 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the OpenVision SEC Documents filed prior to the date of this Agreement, no officer or director of OpenVision or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to OpenVision or any of the OpenVision Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which OpenVision or any of the OpenVision Subsidiaries is a party or by which it may be bound or affected.

     2.21  BOARD APPROVAL. The Board of Directors of OpenVision has unanimously
(i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the stockholders of OpenVision and the terms of the Merger are fair to such stockholders.

     2.22 VOTE REQUIRED. The affirmative vote of at least a majority of the votes that holders of the outstanding shares of OpenVision Common Stock are entitled to cast is the only vote of the holders of any class or series of OpenVision's capital stock necessary to approve this Agreement and the Merger.

     2.23 DISCLOSURE. No representation or warranty made by OpenVision in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by OpenVision or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which there were furnished.

     2.24 FAIRNESS OPINION. OpenVision's Board of Directors has received an opinion as of the date hereof from Alex. Brown & Sons Incorporated to the effect that, as of the date hereof, the OpenVision Applicable Ratio is fair to OpenVision's stockholders from a financial point of view.

3. REPRESENTATIONS AND WARRANTIES OF VERITAS AND NEWCO

     Except as set forth in a letter dated the date of this Agreement, delivered by VERITAS and Newco to OpenVision concurrently herewith, and certified by an officer of VERITAS and Newco, on behalf of

                                     A-1-18

VERITAS and Newco, to be true, accurate and complete to the best of his knowledge (the "VERITAS Disclosure Letter"), VERITAS and Newco hereby represent and warrant to OpenVision that:

     3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. VERITAS, Newco and each of VERITAS' subsidiaries set forth in Section 3.1 of the VERITAS Disclosure Letter (the "VERITAS Subsidiaries") (the VERITAS Subsidiaries being the only subsidiaries of VERITAS), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on VERITAS (as defined below). The VERITAS Disclosure Letter sets forth a correct and complete list of the VERITAS Subsidiaries and a correct and complete list of each jurisdiction in which each of VERITAS, Newco and the VERITAS Subsidiaries is duly qualified and in good standing to do business. VERITAS has delivered to OpenVision or its counsel complete and correct copies of the Articles of Incorporation and Bylaws of VERITAS, the Certificate of Incorporation and Bylaws of Newco and will deliver to OpenVision or its counsel prior to the Closing Date the equivalent charter documents of each of the VERITAS Subsidiaries, in each case as amended to the date of this Agreement. Newco does not own and, except for the VERITAS Subsidiaries, VERITAS does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

     In this Agreement, any reference to the term "Material Adverse Effect on VERITAS" means any event, change or effect which would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of VERITAS, Newco and the VERITAS Subsidiaries, taken as a whole. In addition, any reference to the terms "to VERITAS' knowledge" or "known to VERITAS" refers to the current actual knowledge of any officer of VERITAS.

     3.2  CAPITAL STRUCTURE.

        (a) Stock and Options. The authorized capital stock of VERITAS consists of 25,000,000 shares of VERITAS Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value (the "VERITAS Preferred Stock"). At the close of business on January 10, 1997, 13,543,926 shares of VERITAS Common Stock were issued and outstanding, no shares of VERITAS Common Stock were held by VERITAS in its treasury, 1,838,379 shares of VERITAS Common Stock were reserved for issuance upon the exercise of outstanding VERITAS Options, 239,793 shares of VERITAS Common Stock were available for the grant of additional awards under the 1993 Equity Incentive Plan, 55,000 shares of VERITAS Common Stock were available for the grant of additional awards under the 1993 Director Stock Option Plan, and 383,835 shares of VERITAS Common Stock were reserved for issuance upon the exercise of VERITAS Stock Purchase Plan Options. No shares of VERITAS Preferred Stock are issued or outstanding. All outstanding shares of VERITAS Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights by statute, the Articles of Incorporation or Bylaws of VERITAS, or any agreement or document to which VERITAS is a party or by which it is bound. All outstanding shares of the capital stock of each of the VERITAS Subsidiaries are validly issued, fully paid and nonassessable and are owned by VERITAS or one of the VERITAS Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. VERITAS has delivered to OpenVision a correct and complete list of each VERITAS Option outstanding as of the date hereof, including the name of the holder of such VERITAS Option, the VERITAS Plan pursuant to which such VERITAS Option was issued (if applicable), the number of shares covered by such VERITAS Option, the per share exercise price of such VERITAS Option, and the vesting schedule applicable to each such VERITAS Option, including the number of shares vested as of the date of this Agreement. VERITAS has also delivered to OpenVision a correct and complete list of the employees currently enrolled in the current Offering Period (as defined in the VERITAS Stock Purchase Plan), the amount of the periodic payroll deduction from each such employee's compensation with respect to such plan, the aggregate amount of payroll deductions with respect to the current Purchase Period (as defined in the VERITAS Stock Purchase Plan) for each such employee to date and the fair market

                                     A-1-19
value (as determined in accordance with the VERITAS Stock Purchase Plan) of the VERITAS Common Stock on the date of commencement of the current Offering Period.

        (b) Newco Capital. The authorized capital stock of Newco will consist of 75,000,000 shares of Newco Common Stock, $0.001 par value, and 10,000,000 shares of Newco Preferred Stock, $0.001 par value, none of which shall be outstanding immediately prior to the Effective Time. Immediately prior to the Effective
Time, Newco shall have reserved           shares of Newco Common Stock for
issuance pursuant to OpenVision's Stock Purchase Plan, 4,100,000 shares of Newco Common Stock for issuance pursuant to Newco's 1993 Equity Incentive Plan, 250,000 shares of Newco Common Stock for issuance pursuant to Newco's 1993 Director Stock Option Plan and 1,000,000 shares of Newco Common Stock for issuance pursuant to Newco's 1993 Employee Stock Purchase Plan, under which Newco Plans there shall be no Newco options or purchase rights outstanding.

        (c) No Other Commitments. Except for the VERITAS Options and VERITAS Stock Purchase Plan Options disclosed in Section 3.2(a) above, a list of which has been provided to OpenVision, and except as provided in this Agreement, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which VERITAS, Newco or any of the VERITAS Subsidiaries is a party or by which VERITAS, Newco or any of the VERITAS Subsidiaries is bound obligating VERITAS, Newco or any of the VERITAS Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of VERITAS, Newco or any of the VERITAS Subsidiaries or securities convertible into or exchangeable for shares of capital stock of VERITAS, Newco or any of the VERITAS Subsidiaries, or obligating VERITAS, Newco or any of the VERITAS Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which VERITAS or Newco is a party with respect to the voting of the capital stock of VERITAS or Newco or any of the VERITAS Subsidiaries.

        (d) Registration Rights. Neither VERITAS nor Newco is under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued, except as disclosed in the VERITAS Disclosure Letter.

     3.3  AUTHORITY.

        (a) Corporate Action. Subject to approval of this Agreement and the Merger by the shareholders of VERITAS, VERITAS has all requisite corporate power and authority to enter into this Agreement and the VERITAS Agreement of Merger, and Newco has, or will have, all requisite corporate power and authority to enter into this Agreement and the Agreements of Merger, to perform their respective obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the VERITAS Agreement of Merger by VERITAS, and the execution and delivery of this Agreement and the Agreements of Merger by Newco, and, subject to approval of this Agreement and the Merger by the shareholders of VERITAS, the filing and recordation of the Agreements of Merger pursuant to CGCL and the Delaware Law and the consummation by VERITAS and Newco of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of VERITAS and Newco, respectively. This Agreement has been, and upon the Closing the VERITAS Agreement of Merger will have been, duly executed and delivered by VERITAS and this Agreement is, and the VERITAS Agreement of Merger as of the Effective Time will be, the valid and binding obligations of VERITAS enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. This Agreement has been, and upon the Closing the Agreements of Merger will have been, duly executed and delivered by Newco, and this Agreement is, and the Agreements of Merger as of the Effective Time will be, the valid and binding obligations of Newco, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        (b) No Conflict. Neither the execution, delivery and performance of this Agreement, the VERITAS Agreement of Merger in the case of VERITAS, or the Agreements of Merger in the case of Newco, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof will: (i) conflict with, or result in any violations of, or cause a default (with or without notice

                                     A-1-20
or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of VERITAS, Newco or any of the VERITAS Subsidiaries under, any term, condition or provision of (x) the Articles of Incorporation or Bylaws of VERITAS, the Certificate of Incorporation or Bylaws of Newco, or the equivalent organizational documents of any of the VERITAS Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VERITAS, Newco or any of the VERITAS Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on VERITAS; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding shares of VERITAS Common Stock.

        (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by VERITAS, Newco or any of the VERITAS Subsidiaries in connection with the execution and delivery of this Agreement or the Agreements of Merger, or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the SEC, and the effectiveness, of the Form S-4, the filing of the Prospectus/Proxy Statement relating to the meeting of the shareholders of VERITAS (the "VERITAS Shareholders Meeting") to be held with respect to the approval by VERITAS' shareholders of this Agreement and the Merger, and the filing of the Form S-8, and such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, including, but not limited to, the filing of a Form 8A by Newco with the SEC, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Agreements of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which VERITAS or Newco is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under State Takeover Laws; (iv) such filings and notifications as may be necessary under the HSR Act; (v) such filings as may be required by the Nasdaq Stock Market with respect to the Newco Common Stock to be issued in connection with the Merger and the Stock Rights to be assumed by Newco in the Merger; and (vi) such other filings, authorizations, orders and approvals which if not obtained or made, would not have a Material Adverse Effect on VERITAS or OpenVision or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.4  SEC DOCUMENTS.

        (a) SEC Reports. VERITAS has delivered to OpenVision or its counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by VERITAS with the SEC on or after January 1, 1995 (the "VERITAS SEC Documents"), which are all the documents (other than preliminary material) that VERITAS was required to file with the SEC on or after January 1, 1995. As of their respective dates or, in the case of registration statements, their effective dates, none of the VERITAS SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing. The VERITAS SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. VERITAS has filed all documents and agreements which were required to be filed as exhibits to the VERITAS SEC Documents.

        (b) Financial Statements. The financial statements of VERITAS included in the VERITAS SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of VERITAS and its consolidated VERITAS Subsidiaries as

                                     A-1-21
at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     3.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by VERITAS or Newco for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of VERITAS and at the time of the VERITAS Shareholders Meeting, contain, after giving effect to any supplement or amendment thereto, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, VERITAS and Newco make no representation or warranty with respect to any information supplied by OpenVision which is contained in any of the foregoing documents.

     3.6 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, the businesses of VERITAS and the VERITAS Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on VERITAS. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, VERITAS has not been notified in writing by any Governmental Entity that any investigation or review with respect to VERITAS or any of the VERITAS Subsidiaries is pending or threatened, nor has any Governmental Entity notified VERITAS in writing of its intention to conduct the same, which investigation or review could reasonably be expected to have a Material Adverse Effect on VERITAS. VERITAS, Newco and the VERITAS Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for those whose absence would not have a Material Adverse Effect on VERITAS.

     3.7 LITIGATION. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, or as would not reasonably be expected to have a Material Adverse Effect on VERITAS, there is no suit, action, arbitration, demand, claim or proceeding pending or, to VERITAS' knowledge, threatened against VERITAS, Newco or any of the VERITAS Subsidiaries; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator or settlement agreement outstanding against VERITAS, Newco or any of the VERITAS Subsidiaries. VERITAS has delivered or made available to OpenVision or its counsel correct and complete copies of all correspondence prepared by its counsel for VERITAS auditors in connection with the last two completed audits of VERITAS' financial statements and any such correspondence since the date of the last such audit. Neither VERITAS, Newco nor any of the VERITAS Subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities which could reasonably be expected to have a Material Adverse Effect on VERITAS. Neither VERITAS nor Newco is in violation of, or delinquent in respect of, any decree, order or arbitration award naming VERITAS, Newco or a VERITAS Subsidiary as a party or otherwise known to them, or law, ordinance, statute, or governmental authority to which their properties, assets, personnel or business activities are subject or to which VERITAS, Newco or a VERITAS Subsidiary is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except for such violations as would not have a Material Adverse Effect on VERITAS.

     3.8  ERISA AND OTHER COMPLIANCE.

        (a) The VERITAS Disclosure Letter lists all the employees of VERITAS and any VERITAS Subsidiaries and their salaries or base wage as of December 31, 1996. The VERITAS Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of ERISA, currently or previously maintained, contributed to or entered into by VERITAS or any of the VERITAS Subsidiaries under which VERITAS or any of the VERITAS Subsidiaries or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "VERITAS Employee Plans"). For purposes of this Section 3.8, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of

                                     A-1-22
corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes VERITAS or any of the VERITAS Subsidiaries. Copies of all VERITAS Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to OpenVision or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, the auditor's report and any Schedule B thereto) prepared in connection with any such VERITAS Employee Plan. All VERITAS Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "VERITAS Pension Plans"), are identified as such in the VERITAS Disclosure Letter. All VERITAS Employee Plans which individually or collectively would constitute an "employee welfare benefit plan," as defined in Section 3(1) of ERISA are identified as such in the VERITAS Disclosure Letter. All contributions or premiums due from VERITAS or any of the VERITAS Subsidiaries with respect to any of the VERITAS Employee Plans have been made as required under ERISA or have been accrued on VERITAS or any such VERITAS Subsidiary's financial statements as of September 30, 1996, or will be made prior to the Closing. Each VERITAS Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such VERITAS Employee Plans, except as would not have a Material Adverse Effect on VERITAS.

        (b) No VERITAS Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No VERITAS Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any VERITAS Employee Plan which is covered by Title I of ERISA which would result in a material liability to VERITAS or any of the VERITAS Subsidiaries taken individually, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any VERITAS Employee Plan has or will make VERITAS or any employee, officer or director of VERITAS subject to any material liability under Title I of ERISA or liable for any material Tax or penalty pursuant to Sections 4972, 4975, 4976, 4977 or 4979 of the Code or Section 502 of ERISA.

        (c) With respect to each VERITAS Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "VERITAS 401(a) Plan"), either (i) a favorable determination letter has been received from the IRS as to the qualification of the VERITAS 401(a) Plan under the Code as in effect immediately after the Tax Reform Act of 1986, or (ii) the VERITAS 401(a) Plan has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained and upon which the VERITAS 401(a) Plan may rely. VERITAS has delivered to OpenVision or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each VERITAS 401(a) Plan.

        (d) No VERITAS Employee Plan provides or ever has provided death, medical or health benefits (whether or not insured) with respect to current or former employees after any such employee's retirement or other termination of service (other than benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code).

        (e) The VERITAS Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers' compensation, unemployment compensation and other governmental mandated programs) which (A) is not a VERITAS Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by VERITAS or any of the VERITAS Subsidiaries, and (C) covers any employee or former employee of VERITAS or any of the VERITAS Subsidiaries. Such contracts, plans and arrangements as are

                                     A-1-23
described in this Section 3.8(e) are herein referred to collectively as the "VERITAS Benefit Arrangements." Each VERITAS Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such VERITAS Benefit Arrangement. VERITAS has delivered to OpenVision or its counsel a complete and correct copy of each VERITAS Benefit Arrangement document or, if such VERITAS Benefit Arrangement is unwritten, a description thereof.

        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by VERITAS or any of the VERITAS Subsidiaries relating to any VERITAS Employee Plan or VERITAS Benefit Arrangement that would increase materially the expense of maintaining such VERITAS Employee Plan or VERITAS Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended December 31, 1996.

        (g) VERITAS has timely provided, or will have provided prior to the Closing (as defined in Section 6.1), to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code). VERITAS will timely provide to individuals entitled thereto all required notices and coverage pursuant to Code Section 4890B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date. No material Tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of VERITAS or any of the VERITAS Subsidiaries.

        (h) No benefit payable or which may become payable by VERITAS or any of the VERITAS Subsidiaries pursuant to any VERITAS Employee Plan or any VERITAS Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

        (i) VERITAS and each VERITAS Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

        (j) VERITAS and each VERITAS Subsidiary has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations, and has no knowledge that any of its key employees intends to leave its or their employ.

     3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Neither VERITAS, Newco nor any of the VERITAS Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of VERITAS and the VERITAS Subsidiaries, taken as a whole, except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of VERITAS at September 30, 1996 (the "VERITAS Balance Sheet") or
(ii) are of a normally recurring nature and were incurred after September 30, 1996 (the "VERITAS Balance Sheet Date") in the ordinary course of business consistent with past practice. As of the VERITAS Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the VERITAS Balance Sheet as required by said Statement No. 5.

     3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed herein or in the VERITAS SEC Documents filed prior to the date of this Agreement, since the VERITAS Balance Sheet Date there has not occurred:

        (a) any change not identified below that could reasonably be expected to have a Material Adverse Effect on VERITAS;

                                     A-1-24

        (b) any amendments or changes in the Articles of Incorporation or Bylaws of VERITAS;

        (c) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the material properties or the business of VERITAS;

        (d) any redemption, repurchase or other acquisition of shares of VERITAS Common Stock by VERITAS (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to VERITAS Common Stock;

        (e) any increase in or modification of the compensation or benefits payable or to become payable by VERITAS to any of its directors or employees, except in the ordinary course of business, consistent with past practice;

        (f) other than as required by applicable statute or regulation, any increase in or modification of any bonus, pension, insurance or VERITAS Employee Plan or VERITAS Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than (a) in the ordinary course of business, consistent with past practice, and (b) after the date of this Agreement, which is authorized, if required, pursuant to Section 5.3 below;

        (g) any acquisition or sale of a material amount of property or assets of VERITAS, other than in the ordinary course of business, consistent with past practice;

        (h) any alteration in any term of any outstanding security of VERITAS, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

        (i) other than in the ordinary course of business, consistent with past practice, the total amount of which is not material, any (A) incurrence, assumption or guarantee by VERITAS of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of VERITAS; or (C) issuance or sale of options or other rights to acquire from VERITAS, directly or indirectly, debt securities of VERITAS or any securities convertible into or exchangeable for any such debt securities;

        (j) any creation or assumption by VERITAS of any mortgage, pledge, security interest, lien or other encumbrance on any asset other than in the ordinary course of business, consistent with past practice, not in excess of $100,000 in the aggregate;

        (k) any making of any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions made in the ordinary course of business of VERITAS, and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $50,000;

        (l) any entering into, amendment of, relinquishment, termination or non-renewal by VERITAS of any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

        (m) any transfer or grant of a right under the VERITAS IP Rights (as defined in Section 3.15 below), other than those transferred or granted in the ordinary course of business, consistent with past practices, except for any grant of a right to VERITAS source code or grant of any exclusive rights to any VERITAS IP Rights, each of which shall be set forth in the VERITAS Disclosure letter;

        (n) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of VERITAS or, to VERITAS' knowledge, any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

        (o) any agreement by VERITAS, or to VERITAS' knowledge, any officer or employee thereof, to take any of the actions described in the preceding clauses
(a) through (n) (other than negotiations with OpenVision and its representatives regarding the transactions contemplated by this Agreement.)

                                     A-1-25

     3.11 AGREEMENTS. The VERITAS Disclosure Letter sets forth a list of any of the following currently effective contracts, agreements and other instruments to which VERITAS, Newco or any VERITAS Subsidiary is a party, copies of each of which have been delivered to OpenVision or its counsel:

        (a) contract with or commitment to any labor union;

        (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from VERITAS, Newco or any VERITAS Subsidiary in an amount in excess of $100,000 per annum which is not terminable on 120 days' or less notice without cost or other liability at, or at any time after, the Effective Time or in which VERITAS, Newco or such VERITAS Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to any product, group of products or territory, provided, however, that only purchase orders for the top ten (10) vendors of VERITAS (as measured by 1996 VERITAS purchases) are listed in the VERITAS Disclosure Letter;

        (c) contract providing for the development of technology for VERITAS which technology is used or incorporated in any products currently distributed by VERITAS or is anticipated to be used or incorporated in any planned products of VERITAS or which requires VERITAS to perform specified development work for a third party;

        (d) joint venture contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

        (e) contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost, notice or other liability (except for normal severance benefits available to employees generally as set forth in any VERITAS Benefit Arrangement and except to the extent general principles of wrongful termination laws may limit VERITAS' or any of VERITAS' Subsidiaries ability to terminate employees at will);

        (f) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (other than equipment leases entered into in the ordinary course of business pursuant to which payments by VERITAS or Newco do not exceed $100,000 in the aggregate);

        (g) lease or other agreement under which VERITAS, Newco or any VERITAS Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $60,000 per annum;

        (h) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $25,000, other than in the ordinary course of business consistent with past practice;

        (i) agreement which restricts VERITAS, Newco or any VERITAS Subsidiary from engaging in any aspect of its business or competing in any line of business in any geographic area; including any agreement pursuant to which VERITAS has granted exclusive rights to a third party;

        (j) VERITAS IP Rights Agreement (as defined in Section 3.15 below), other than standard form license agreements with end users (copies of which have been delivered to OpenVision or its counsel) and, in any event, any agreement that grants rights or access to any source code included in the VERITAS IP Rights; or

        (k) agreement between or among VERITAS or any VERITAS Subsidiary regarding inter company loans, revenue or cost sharing, ownership or license of VERITAS IP Rights, inter company royalties or dividends or similar matters.

     The VERITAS Disclosure Letter further includes a schedule of the outstanding maintenance and support obligations to be performed by VERITAS pursuant to any contract or other arrangement, including a description of such obligations, the names of the customers for whom such obligations must be performed, the

                                     A-1-26
expiration date of such obligations and the fees payable to VERITAS in respect of performance of such obligations.

     3.12 NO DEFAULTS. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, to VERITAS' knowledge, neither it, Newco nor any of the VERITAS Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by VERITAS, Newco or any of the VERITAS Subsidiaries under, any contract or agreement to which VERITAS, Newco or any of the VERITAS Subsidiaries is a party and which would, if terminated or modified, have a Material Adverse Effect on VERITAS.

     3.13 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of VERITAS or any of the VERITAS Subsidiaries from VERITAS or any of the VERITAS Subsidiaries, under any VERITAS Employee Plan, VERITAS Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any VERITAS Employee Plan or VERITAS Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.14 TAXES. VERITAS and each of the VERITAS Subsidiaries have filed, or caused to be filed, all Tax returns required to be filed by them (all of which returns were true, correct and complete in all material respects) and have paid or withheld, or caused to be paid or withheld, all Taxes that are shown on such Tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate reserves have been established on the VERITAS Balance Sheet and other than where the failure to so file, pay or withhold would not have a Material Adverse Effect on VERITAS. All Taxes required to have been paid or accrued by VERITAS and the VERITAS Subsidiaries for all periods prior to the VERITAS Balance Sheet Date have been fully paid or are adequately provided for or reflected in the VERITAS Balance Sheet. Since the VERITAS Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Neither VERITAS nor any VERITAS Subsidiary has received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of Section 3.14, and no waivers of statutes of limitations have been given or requested with respect to VERITAS or any of the VERITAS Subsidiaries. No taxing authority is currently conducting an audit of any Tax returns of VERITAS or, to VERITAS' knowledge, about to conduct such an audit. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate state or departmental authorities of the Tax returns of or with respect to VERITAS or any of the VERITAS Subsidiaries have been fully paid or are adequately provided for in the VERITAS Balance Sheet and no material proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. None of VERITAS or any of the VERITAS Subsidiaries (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Code.

     3.15  INTELLECTUAL PROPERTY.

        (a) The VERITAS Disclosure Letter contains a complete and accurate list of all United States and foreign: (i) patents; (ii) copyright registrations and mask work registrations; (iii) trademarks registrations and trademark intent-to-use registrations; (iv) registered user licenses; (v) all applications, provisional applications or other filings for or to obtain any of the foregoing, and (vi) any other similar registrations or applications for Intellectual Property rights (as defined below) owned by, or filed by, or on behalf of, VERITAS or any of the VERITAS Subsidiaries anywhere in the world (all of the foregoing, "VERITAS Registered Intellectual Property").

        (b) The VERITAS Disclosure Letter contains a complete and accurate list of all material software programs and other products sold or licensed by VERITAS or any of the VERITAS Subsidiaries.

                                     A-1-27

        (c) All VERITAS Intellectual Property Rights are owned free and clear of any liens, encumbrances or security interests.

        (d) VERITAS and the VERITAS Subsidiaries own, or have the right to use, sell or license such Intellectual Property Rights (as defined below) as are necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "VERITAS IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on VERITAS;

        (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any Intellectual Property Rights licensed by or to VERITAS (the "VERITAS IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any VERITAS IP Right or materially impair the right of VERITAS and the VERITAS Subsidiaries or the VERITAS Surviving Corporation to use, sell or license any VERITAS IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on VERITAS);

        (f) There are no royalties, honoraria, fees or other payments payable by VERITAS to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of the VERITAS IP Rights (other than as set forth in the VERITAS IP Rights Agreements listed in the VERITAS Disclosure Letter);

        (g) To VERITAS' knowledge, no third party is infringing or misappropriating any Intellectual Property Rights, including VERITAS Registered Intellectual Property, owned by VERITAS or any of the VERITAS Subsidiaries.

        (h) Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by VERITAS or any of the VERITAS Subsidiaries or currently under development by VERITAS or any of the VERITAS Subsidiaries violates any license or agreement between VERITAS or any of the VERITAS Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to VERITAS' knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any VERITAS IP Right, nor has VERITAS received any notice asserting that any VERITAS IP Right, or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on VERITAS, nor, to VERITAS' knowledge, is there any basis for any such assertion; and

        (i) VERITAS has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting VERITAS IP Rights. To VERITAS' knowledge, no current or prior officers, employees or consultants of VERITAS claim an ownership interest in any VERITAS IP Rights as a result of having been involved in the development of such property while employed by or consulting with VERITAS or any of the VERITAS Subsidiaries, or otherwise. All officers and development employees and, to VERITAS' knowledge, all other employees and consultants of VERITAS or any of the VERITAS Subsidiaries have executed and delivered to VERITAS or the VERITAS Subsidiary an agreement regarding the protection of proprietary information and the assignment to VERITAS or the VERITAS Subsidiary of all Intellectual Property Rights arising from the services performed for VERITAS or the VERITAS Subsidiary by such persons.

     3.16 FEES AND EXPENSES. Except for the fees and expenses set forth in VERITAS' engagement letter with Cowen & Company and a letter agreement dated December 1, 1996 with Steven Brooks, copies of which have been provided to OpenVision, neither VERITAS, Newco nor any of the VERITAS Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

                                     A-1-28

     3.17 INSURANCE. VERITAS and the VERITAS Subsidiaries maintain fire and casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that VERITAS believes to be reasonably prudent for its business. Correct and complete copies of all such insurance policies presently in effect have been provided to OpenVision and its counsel.

     3.18 OWNERSHIP OF PROPERTY. Except (a) as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, (b) for liens for current taxes not yet delinquent or (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, material men and the like, VERITAS and each of the VERITAS Subsidiaries owns its real and personal property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and personal property of VERITAS and each of the VERITAS Subsidiaries is in generally good repair and is operational and usable in the operations of VERITAS, subject to ordinary wear and tear. Neither VERITAS nor any VERITAS Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on VERITAS), or has received any notice of violation with which it has not complied, except where such violation would not have a Material Adverse Effect on VERITAS.

     3.19  ENVIRONMENTAL MATTERS.

        (a) During the period that VERITAS and the VERITAS Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been, to VERITAS' knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities. VERITAS has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to VERITAS or any of the VERITAS Subsidiaries having taken possession of any of such properties or facilities.

        (b) None of the properties or facilities of VERITAS or the VERITAS Subsidiaries is or has been the subject of an Environmental Violation. During the time that VERITAS or the VERITAS Subsidiaries have owned or leased their respective properties and facilities, neither VERITAS nor any of the VERITAS Subsidiaries nor, to VERITAS' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies).

        (c) During the time that VERITAS or the VERITAS Subsidiaries have owned or leased their respective properties and facilities, there has been no litigation brought or, to VERITAS' knowledge, threatened against VERITAS or any of the VERITAS Subsidiaries by, or any settlement reached by VERITAS or any of the VERITAS Subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation.

     3.20 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, no officer or director of VERITAS or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to VERITAS or any of the VERITAS Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which VERITAS or any of the VERITAS Subsidiaries is a party or by which it may be bound or affected.

     3.21 BOARD APPROVAL. The Board of Directors of VERITAS and Newco have each unanimously approved this Agreement and the Merger, and the Board of Directors of VERITAS has determined that the Merger is in the best interests of the shareholders of VERITAS and the terms of the Merger are fair to such shareholders.

                                     A-1-29

     3.22 VOTE REQUIRED. The affirmative vote of at least a majority of the votes that holders of the outstanding shares of VERITAS Common Stock are entitled to cast is the only vote of the holders of any class or series of VERITAS capital stock necessary to approve this Agreement and the Merger.

     3.23 INTERIM OPERATIONS OF NEWCO AND NEWCO SUBSIDIARIES. Newco, VERITAS Sub and OpenVision Sub will be formed for the purpose of engaging in the transactions contemplated hereby, will engage in no other business activities and will conduct their operations only as contemplated hereby.

     3.24 DISCLOSURE. No representation or warranty made by VERITAS or Newco in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by VERITAS, Newco or their respective representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.25 FAIRNESS OPINION. VERITAS' Board of Directors has received an opinion as of the date hereof from Cowen & Company to the effect that, as of the date hereof, the terms of the Merger are fair to VERITAS' shareholders from a financial point of view.

4. OPENVISION COVENANTS

     4.1 ADVICE OF CHANGES. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, OpenVision will promptly advise VERITAS in writing,
(a) of any event occurring subsequent to the date of this Agreement that would reasonably be likely to render any representation or warranty of OpenVision or VERITAS contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any event that would reasonably be likely to have a Material Adverse Effect on OpenVision, and (c) of any material breach by OpenVision of any covenant or agreement contained in this Agreement. To ensure compliance with this Section 4.1, OpenVision shall use its reasonable best efforts to deliver to VERITAS as soon as practicable but in any event within thirty days after the end of each monthly accounting period ending after the date of this Agreement and before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for OpenVision, which financial statements shall be prepared in the ordinary course of business, in accordance with OpenVision's books and records and GAAP and shall fairly present the consolidated financial position of OpenVision as of their respective dates and the results of OpenVision's operations for the periods then ended except that footnotes, as required by GAAP, for interim financial statements may be omitted.

     4.2 MAINTENANCE OF BUSINESS. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, OpenVision will use its best efforts (i) to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof and, (ii) to execute on its existing operating plan through the date of the Closing. If OpenVision becomes aware of any material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of VERITAS in writing and, if requested by VERITAS, will exert its reasonable best efforts to restore the relationship.

     4.3 CONDUCT OF BUSINESS. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, OpenVision will continue to conduct its business and maintain its business relationships in the ordinary and usual course and, except as otherwise disclosed herein, it will not, without the prior written consent of the President of VERITAS, which consent shall not be unreasonably withheld:

        (a) borrow any money except for amounts that are not in the aggregate material to the financial condition of OpenVision and the OpenVision Subsidiaries, taken as a whole;

        (b) enter into any transaction not in the ordinary course of its business;

                                     A-1-30

        (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

        (d) dispose of any of its assets except in the ordinary course of business, consistent with past practice;

        (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business, consistent with past practice (which shall include renewal of agreements relating to OpenVision's principal offices);

        (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

        (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for bonuses in amounts consistent with past practices and normal salary increases consistent with past practices not to exceed 10% per year and that are not inconsistent with the Radford Compensation Survey for software companies and except pursuant to existing arrangements previously disclosed to VERITAS) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments in amounts consistent with past practice or made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in
Section 2.8;

        (h) except as required by GAAP, change accounting methods;

        (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice);

        (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice, and which are not material in amount or effect;

        (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business, consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any OpenVision Section 401(a) Plan;

        (l) guarantee or act as a surety for any obligation except for obligations of OpenVision Subsidiaries in amounts that are not material to the financial condition of OpenVision and the OpenVision Subsidiaries, taken as a whole;

        (m) waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice, or the waiver or release of rights or claims described in the OpenVision Disclosure Letter;

        (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option, stock purchase right or warrant currently outstanding or permitted to be granted under Section 4.3(g)), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (except as expressly permitted under Section 4.3(g)), convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting or change any other term of any outstanding option or other security;

        (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

        (p) merge, consolidate or reorganize with, or acquire any entity, except as set forth in the OpenVision Disclosure Letter;

                                     A-1-31

        (q) amend its Certificate of Incorporation or Bylaws;

        (r) license any OpenVision IP Rights except in the ordinary course of business, consistent with past practice, or grant any exclusive rights (other than to Sun Microsystems, Inc.) or agree to do any development projects with respect to the OpenVision IP Rights;

        (s) agree to any audit assessment by any Tax authority;

        (t) materially change any insurance coverage or issue any certificates of insurance except in the ordinary course of business consistent with past practice;

        (u) take any action, or permit any action within OpenVision's control, which would (i) prevent the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code, (ii) prevent the Merger from qualifying for accounting as a pooling of interests, or fail to use its reasonable best efforts to prevent any of its officers or directors from taking or permitting any such action or (iii) result in a failure to maintain the trading of OpenVision Common Stock on the Nasdaq Stock Market without causing such stock to be listed on the New York Stock Exchange or the American Stock Exchange at or prior to the termination of its trading on the Nasdaq Stock Market, or fail to use its reasonable best efforts to prevent its officers or directors from taking or permitting such action;

        (v) provide or publish to its stockholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act; or

        (w) agree to take, or permit any OpenVision Subsidiary to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 4.3.

     4.4 STOCKHOLDER APPROVAL. OpenVision will call the OpenVision Stockholders Meeting, to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit this Agreement, the Merger and related matters for the consideration and approval of the OpenVision stockholders. Subject to the fiduciary obligations of OpenVision's directors and officers and to OpenVision's legal disclosure obligations, the Prospectus/Proxy Statement will include a statement to the effect that OpenVision's Board of Directors has recommended that OpenVision stockholders vote for the Merger. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

     4.5  OPENVISION AFFILIATE AGREEMENTS.

        (a) Affiliate Agreement. Concurrently with the execution of this Agreement, OpenVision shall cause each of those persons who may be deemed to be, in OpenVision's reasonable judgment, an "affiliate" (within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145")) of OpenVision, which persons are all listed on Exhibit 4.5(a) hereto, to sign and deliver to VERITAS and Newco an Affiliate Agreement in the form of Exhibit 4.5(b) hereto (the "OpenVision Affiliate Agreements") agreeing that such persons (a) will have no present intent to dispose of more than fifty percent (50%) of the Newco Common Stock received in the Merger; and (b) will make no disposition of OpenVision Common Stock, or the Newco Common Stock received in exchange therefor: (i) in the 30 day period prior to the Closing Date; (ii) after the Closing Date until Newco shall have publicly released its first report of quarterly financial statements that include the combined financial results of Newco, OpenVision and VERITAS for a period of at least 30 days of combined operations; or (iii) except in compliance with SEC Rule 145(d), pursuant to another available exemption from the registration requirements under the Securities Act or in a registered offering. Newco shall be entitled to place legends on the certificates evidencing any Newco Common Stock to be received by such OpenVision affiliates pursuant to the terms of this Agreement and the OpenVision Agreement of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Newco Common Stock, consistent with the terms of such OpenVision Affiliate Agreements, whether or not such OpenVision Affiliate Agreements are actually delivered to VERITAS.

        (b) Voting Agreement. Concurrently with the execution of this Agreement, Warburg, Michael S. Fields and Geoffrey W. Squire will sign and deliver to VERITAS and Newco a Voting Agreement in the form of Exhibit 4.5(c) hereto (the "Voting Agreement") agreeing that such persons will vote in favor of the Merger at the OpenVision Stockholder Meeting.

                                     A-1-32

     4.6  LETTERS OF OPENVISION'S ACCOUNTANTS.

        (a) OpenVision shall use its reasonable best efforts to cause to be delivered a letter of Ernst & Young LLP, OpenVision's independent auditors, dated a date within five business days following the date of this Agreement, stating that firm's written concurrence with the VERITAS management's and the OpenVision management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if closed and consummated in accordance with this Agreement.

        (b) OpenVision shall use its reasonable best efforts to cause to be delivered to VERITAS a letter of Ernst & Young LLP dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to VERITAS, in form and substance reasonably satisfactory to VERITAS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     4.7 PROSPECTUS/PROXY STATEMENT. OpenVision will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the Merger at the OpenVision Stockholders Meeting, the Prospectus/Proxy Statement in the Form S-4. OpenVision will promptly provide to VERITAS all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws. None of the information relating to OpenVision (or, to OpenVision's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by OpenVision) included in (i) the Prospectus/Proxy Statement at the time the Proxy Statement is mailed or at the time of the meeting of OpenVision's stockholders to vote on the Merger or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the VERITAS and OpenVision stockholder meetings. The Prospectus/Proxy Statement, as it relates to OpenVision, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

     4.8 REGULATORY APPROVALS. OpenVision will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which VERITAS or Newco may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. OpenVision will use its reasonable best efforts to promptly obtain all such authorizations, approvals and consents. In addition, OpenVision shall use its reasonable best efforts to cause Warburg, as promptly as practicable after the execution of this Agreement, to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act.

     4.9 NECESSARY CONSENTS. OpenVision will use its reasonable best efforts to obtain such written consents and to take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.8 to allow the consummation of the transactions contemplated hereby and to allow the OpenVision Surviving Corporation to carry on OpenVision's business after the Effective Time.

     4.10 ACCESS TO INFORMATION. OpenVision will allow VERITAS and its agents reasonable access to the files, books, records, technology and offices of OpenVision and each OpenVision Subsidiary, including, without limitation, any and all information relating to OpenVision's Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. OpenVision will use its reasonable best efforts to cause its accountants to cooperate with VERITAS and its agents in making available to VERITAS all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants.

                                     A-1-33

     4.11 SATISFACTION OF CONDITIONS PRECEDENT. OpenVision will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 8 and to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

     4.12 NO OTHER NEGOTIATIONS. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, OpenVision shall not, directly or indirectly, (a) solicit or initiate discussions, or, except to the extent that OpenVision has received a Superior Proposal (as defined below), engage in negotiations with any person or, except to the extent that OpenVision has received a Superior Proposal (as defined below), take any other action intended, designed or reasonably likely to facilitate the efforts of any person, other than VERITAS and Newco, relating to the possible acquisition of OpenVision or any of the OpenVision Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) except to the extent that OpenVision has received a Superior Proposal, and provided that OpenVision has required the party submitting the Superior Proposal to execute a non-disclosure agreement comparable to the one referred to in Section 9.3 hereof, provide non-public information with respect to OpenVision or any of the OpenVision Subsidiaries to any person, other than VERITAS and Newco, relating to the possible acquisition of OpenVision or any of the OpenVision Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than VERITAS and Newco, providing for the possible acquisition of OpenVision or any of the OpenVision Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, or (d), except to the extent that OpenVision has received a Superior Proposal, make or authorize any statement, recommendation or solicitation in support of any possible acquisition of OpenVision or any of the OpenVision Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by VERITAS and Newco. A "Superior Proposal" shall mean a written, unsolicited proposal relating to the possible acquisition of OpenVision or any of the OpenVision Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person other than by VERITAS or Newco, which proposal is, in the reasonable good faith judgment of the Board, after consultation with its legal and financial advisors, on financial and other terms more favorable to the stockholders of OpenVision than the terms of the Merger and which is made by a party that can reasonably be expected to consummate the transaction on the terms proposed. If OpenVision or any of its Subsidiaries receives any offer or proposal to enter negotiations relating to any of the above, OpenVision shall, as promptly as practicable, notify VERITAS or Newco thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be and (b) provide VERITAS or Newco with the same information (if any) OpenVision provides to the party making the Superior Proposal. Nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of OpenVision, if OpenVision has received a Superior Proposal, from recommending such Superior Proposal to OpenVision's stockholders, if the Board determines that such action is required by its fiduciary duties under applicable law. In such case, the Board of Directors of OpenVision may withdraw or modify its recommendation concerning the approval of this Agreement and the Merger.

5. VERITAS AND NEWCO COVENANTS

     5.1 ADVICE OF CHANGES. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will promptly advise OpenVision in writing
(a) of any event occurring subsequent to the date of this Agreement that would reasonably be likely to render any representation or warranty of VERITAS, Newco or OpenVision contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any event that would reasonably be likely to have a Material Adverse Effect on VERITAS, and (c) of any material breach by VERITAS or Newco of any covenant or agreement contained in this Agreement. To ensure compliance with this Section 5.1, VERITAS shall use its reasonable best efforts to deliver to OpenVision as soon as practicable but in any event within thirty days after the end of each monthly accounting period ending after the date of this Agreement and before the earlier of the Closing Date

                                     A-1-34
or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for VERITAS, which financial statements shall be prepared in the ordinary course of business, in accordance with VERITAS books and records and GAAP and shall fairly present the consolidated financial position of VERITAS as of their respective dates and the results of VERITAS operations for the periods then ended except that footnotes, as required by GAAP for interim financial statements, may be omitted.

     5.2 MAINTENANCE OF BUSINESS. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will use its best efforts (i) to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof, and (ii) to execute on its existing operating plan through the date of Closing. If VERITAS becomes aware of any material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of OpenVision in writing and, if requested by OpenVision, will exert its reasonable best efforts to restore the relationship.

     5.3 CONDUCT OF BUSINESS. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will continue to conduct its business and maintain its business relationships in the ordinary and usual course and, except as otherwise disclosed herein, it will not, without the prior written consent of OpenVision, which consent shall not be unreasonably withheld:

        (a) borrow any money except for amounts that are not in the aggregate material to the financial condition of VERITAS, Newco and the VERITAS Subsidiaries, taken as a whole;

        (b) enter into any transaction not in the ordinary course of its business, except for those transactions described in the VERITAS Disclosure Letter;

        (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business, consistent with past practice, and to an extent which is not material;

        (d) dispose of any of its assets, except in the ordinary course of business, consistent with past practice (which shall include renewal of agreements relating to VERITAS' principal offices);

        (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business, consistent with past practice;

        (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

        (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for bonuses in amounts consistent with past practices, and normal salary increases consistent with past practices not to exceed 10% per year and that are not inconsistent with the Radford Compensation Survey of software companies and except pursuant to existing arrangements previously disclosed to OpenVision) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments in amounts consistent with past practices or made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan of the type described in Section 3.8, (except for amendments to the VERITAS Plans to increase the number of shares reserved thereunder to the number set forth in Section 3.2(b) hereof and to accommodate the assumption of such Plans by Newco in the Merger);

        (h) except as required by GAAP, change accounting methods;

        (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice);

                                     A-1-35

        (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice, and which are not material in amount or effect;

        (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business, consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any VERITAS Section 401(a) Plan;

        (l) guarantee or act as a surety for any obligation except for obligations of Newco or any of the VERITAS Subsidiaries in amounts that are not material to the financial condition of VERITAS, Newco and the VERITAS Subsidiaries, taken as a whole;

        (m) waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice, or the waiver or release of rights or claims described in the VERITAS Disclosure Letter;

        (n) except in connection with the any transaction described in the VERITAS Disclosure Letter, issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding or permitted to be granted by Section 5.3(g)), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (except as expressly permitted by Section 5.3(g)), convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting or change any other term of any outstanding option or other security;

        (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

        (p) merge, consolidate or reorganize with, or acquire any entity that would preclude or interfere with the Merger;

        (q) amend its Articles of Incorporation or Bylaws, or amend the Certificate of Incorporation or Bylaws of Newco, except in connection with any transaction described in the VERITAS Disclosure Letter;

        (r) license any VERITAS IP Rights except in the ordinary course of business, consistent with past practice;

        (s) agree to any audit assessment by any Tax authority;

        (t) materially change any insurance coverage or issue any certificates of insurance except in the ordinary course of business consistent with past practices;

        (u) take any action, or permit any action within VERITAS' control, which would (i) prevent the Merger from qualifying as a tax-free reorganization under
Section 368(a)(1)(A) of the Code, (ii) prevent the Merger from qualifying for accounting as a pooling of interests, or fail to use its reasonable best efforts to prevent any of its officers or directors from taking or permitting any such action or (iii) result in a failure to maintain the trading of VERITAS Common Stock on the Nasdaq Stock Market without causing such stock to be listed on the New York Stock Exchange or the American Stock Exchange at or prior to the termination of its trading on the Nasdaq Stock Market, or fail to use its reasonable best efforts to prevent its officers or directors from taking or permitting such action;

        (v) provide or publish to its shareholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act; or

        (w) agree to take, or permit Newco or any VERITAS Subsidiary to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 5.3.

     5.4 SHAREHOLDER APPROVAL. VERITAS will call the VERITAS Shareholders Meeting, to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger and related matters for the consideration and approval of the VERITAS shareholders. Subject to the fiduciary

                                     A-1-36
obligations of VERITAS' directors and officers and to VERITAS' legal disclosure obligations, the Prospectus/Proxy Statement will include a statement to the effect that VERITAS' Board of Directors has recommended that VERITAS shareholders vote in favor of the Merger. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

     5.5  VERITAS AFFILIATE AGREEMENTS.

        (a) Affiliate Agreement. Concurrently with the execution of this Agreement, VERITAS shall cause each of those persons who may be deemed to be, in VERITAS' reasonable judgment, an "affiliate" (within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145")) of VERITAS, which persons are all listed on Exhibit 5.5(a) hereto, to sign and deliver to OpenVision an Affiliate Agreement in the form of Exhibit 5.5(b) hereto (the "VERITAS Affiliate Agreements") agreeing that such persons
(a) will have no present intent to dispose of more than fifty percent (50%) of the Newco Common Stock received in the Merger; and (b) will make no disposition of VERITAS Common Stock, or the Newco Common Stock received in exchange therefor: (i) in the 30 day period prior to the Closing Date; (ii) after the Closing Date until Newco shall have publicly released its first report of quarterly financial statements that include the combined financial results of Newco, OpenVision and VERITAS for a period of at least 30 days of combined operations; or (iii) except in compliance with SEC Rule 145(d), pursuant to another available exemption from the registration requirements under the Securities Act or in a registered offering. Newco shall be entitled to place legends on the certificates evidencing any Newco Common Stock to be received by such VERITAS affiliates pursuant to the terms of this Agreement and the VERITAS Agreement of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Newco Common Stock, consistent with the terms of such VERITAS Affiliate Agreements, whether or not such VERITAS Affiliate Agreements are actually delivered to OpenVision.

        (b) Voting Agreement. Concurrently with the execution of this Agreement, each of the persons listed in Exhibit 5.5(a) will sign and deliver to OpenVision a Voting Agreement in the form of Exhibit 5.5(c) hereto (the "VERITAS Voting Agreement") agreeing that such persons will vote in favor of the Merger at the VERITAS Stockholder Meeting.

     5.6  LETTER OF VERITAS' ACCOUNTANTS.

        (a) VERITAS shall use its reasonable best efforts to cause to be delivered a letter of Ernst & Young LLP, VERITAS' independent auditors, dated a date within five business days following the date of this Agreement, stating that firm's written concurrence with VERITAS management's and the OpenVision management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if closed and consummated in accordance with this Agreement.

        (b) VERITAS shall use its reasonable best efforts to cause to be delivered to OpenVision a letter of Ernst & Young LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to OpenVision, in form and substance reasonably satisfactory to OpenVision and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     5.7 PROSPECTUS/PROXY STATEMENT. VERITAS will mail to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the VERITAS Shareholders Meeting, the Prospectus/Proxy Statement in the Form S-4. VERITAS and Newco will prepare and file the Proxy Statement/Prospectus with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, VERITAS and Newco will advise OpenVision promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, VERITAS and Newco will advise OpenVision promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any

                                     A-1-37
amendment of or supplement to the prospectus contained therein (or to the prospectus filled pursuant to Rule 424(b) of the SEC) (the "Prospectus") which shall not have been previously submitted to OpenVision in reasonable time prior to the proposed filing thereof or to which OpenVision shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to VERITAS or Newco (or, to VERITAS' or Newco's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by VERITAS) included in (i) the Prospectus/Proxy Statement at the time the Prospectus/Proxy Statement is mailed or at the time of the meeting of VERITAS shareholders to vote on the Merger or at the time of the meeting of the stockholders of OpenVision to vote on the Merger or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the OpenVision and VERITAS stockholder meetings. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to VERITAS or Newco occurs as a result of which the Prospectus would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus to comply with the Securities Act, VERITAS and Newco will promptly notify OpenVision and will prepare an amended or supplemented Form S-4 or Prospectus which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement, as it relates to VERITAS and Newco, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

     5.8 STATE SECURITIES LAW COMPLIANCE. VERITAS and Newco shall use their respective reasonable best efforts to (i) qualify the Newco Common Stock to be issued pursuant to the Merger under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) any registered stockholder of OpenVision has an address on the records of OpenVision's transfer agent on the record date for determining the OpenVision stockholders entitled to notice of and to vote on the Merger, (b) any registered shareholder of VERITAS has an address on the records of VERITAS' transfer agent on the record date for determining the VERITAS shareholders entitled to notice of and to vote on the Merger, and (c) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable, and (ii) qualify the Stock Rights to be assumed by VERITAS pursuant to Sections 1.8 and 1.9 hereof under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) the records of VERITAS or OpenVision, as of the Closing Date, indicate that a holder of such Stock Rights resides and (b) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable;

     5.9 REGULATORY APPROVALS. VERITAS and Newco will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which OpenVision may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. VERITAS and Newco will each use its respective reasonable best efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, VERITAS and Newco shall file with the FTC and the DOJ a pre-merger notification report under the HSR Act.

     5.10 NECESSARY CONSENTS. VERITAS and Newco will each use its respective reasonable best efforts to obtain such written consents and to take such other actions as may be necessary or appropriate in addition to those set forth in
Section 5.9 to allow the consummation of the transactions contemplated hereby and to allow the VERITAS Surviving Corporation to carry on VERITAS' business after the Effective Time.

     5.11 ACCESS TO INFORMATION. VERITAS will allow OpenVision and its agents reasonable access to the files, books, records and offices of VERITAS, Newco and each VERITAS Subsidiary, including, without limitation, any and all information relating to VERITAS Taxes, commitments, contracts, leases, licenses and

                                     A-1-38
real, personal and intangible property and financial condition. VERITAS will use its reasonable best efforts to cause its accountants to cooperate with OpenVision and its agents in making available to OpenVision all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants.

     5.12 SATISFACTION OF CONDITIONS PRECEDENT. VERITAS and Newco will each use its respective reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 7 and to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

     5.13 OPENVISION EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS; SEVERANCE. The OpenVision Employee Plans and OpenVision Benefit Arrangements listed in the OpenVision Disclosure Letter that are in effect at the date of this Agreement shall, to the extent practicable, remain in effect until OpenVision employees are allowed to participate in comparable VERITAS Employee Plans and VERITAS Benefit Arrangements. Newco will use reasonable efforts to arrange that, as soon as practicable after the Effective Time, the VERITAS Benefit Arrangements and VERITAS Employee Plans provide the same or a comparable benefit or plan to each employee of OpenVision as is provided to VERITAS' employees who are similarly situated. The VERITAS Benefit Arrangements and VERITAS Employee Plans shall give full credit for each participant's period of service with OpenVision and each ERISA Affiliate prior to the Effective Time for all purposes for which such service was recognized under OpenVision Benefit Arrangements or OpenVision Employee Plans prior to the Effective Time. From and after the Effective Time, Newco shall provide all employees of OpenVision and its ERISA Affiliates with the opportunity to participate in any employee stock option or other incentive compensation plan of Newco and its ERISA Affiliates on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of VERITAS.

     5.14  INDEMNIFICATION AND INSURANCE.

        (a) OpenVision Rights.

           (i) The Certificate of Incorporation and Bylaws of the OpenVision Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of OpenVision on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of OpenVision, unless such modification is required by law.

           (ii) From and after the Effective Time, Newco and the OpenVision Surviving Corporation shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by OpenVision with its respective officers and directors, copies of which have been provided to VERITAS or to its counsel, whether or not such persons continue in their positions with Newco or the OpenVision Surviving Corporation following the Effective Time. Following the Effective Time, VERITAS' form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and the OpenVision Surviving Corporation and all continuing officers and directors of Newco or the OpenVision Surviving Corporation shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

           (iii) After the Effective Time, Newco and the OpenVision Surviving Corporation will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of OpenVision or any OpenVision subsidiary (collectively, for purposes of Section 5.14(a), the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of OpenVision arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether

                                     A-1-39
arising before or after the Effective Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, the OpenVision Surviving Corporation will pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and
(c) the OpenVision Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the OpenVision Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

           (iv) For the entire period from and after the Effective Time until at least six years after the Effective Time, Newco will cause the OpenVision Surviving Corporation to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by OpenVision's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to VERITAS) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than OpenVision's policies in effect immediately prior to the Effective Time to those applicable to the then current directors and officers of Newco and the VERITAS Surviving Corporation; provided, however, that in no event shall Newco or the OpenVision Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by OpenVision for such coverage in which event Newco shall purchase such coverage as is available for such 150% of such annual premium.

           (v) Newco and the OpenVision Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 5.14(a).

        (b) VERITAS Rights.

           (i) The Articles of Incorporation and Bylaws of the VERITAS Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Articles of Incorporation and Bylaws of VERITAS on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of VERITAS, unless such modification is required by law.

           (ii) From and after the Effective Time, Newco and the VERITAS Surviving Corporation shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by VERITAS with its respective officers and directors, whether or not such persons continue in their positions with Newco or the VERITAS Surviving Corporation following the Effective Time. Following the Effective Time, VERITAS' form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and the VERITAS Surviving Corporation and all continuing officers and directors of Newco or the VERITAS Surviving Corporation shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

           (iii) After the Effective Time, Newco and the VERITAS Surviving Corporation will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of VERITAS or any of its subsidiaries (collectively, for purposes of Section 5.14(b), the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of VERITAS arising out of or pertaining to the transactions contemplated by this Agreement for a period of six

                                     A-1-40
years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, the VERITAS Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) the VERITAS Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the VERITAS Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

           (iv) For the entire period from and after the Effective Time until at least six years after the Effective Time, Newco will cause the VERITAS Surviving Corporation to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by VERITAS' directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to OpenVision) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than VERITAS' policies in effect immediately prior to the Effective Time to those applicable to the then current directors and officers of Newco and the VERITAS Surviving Corporation; provided, however, that in no event shall Newco or the VERITAS Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by VERITAS for such coverage in which event Newco shall purchase such coverage as is available for such 150% of such annual premium.

           (v) Newco and the VERITAS Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 5.14(b).

        (c) In the event Newco, the OpenVision Surviving Corporation or the VERITAS Surviving Corporation or any of their respective successors or assigns
(a) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.14(c), proper provision shall be made so that the successors and the assigns of Newco, the OpenVision Surviving Corporation and the VERITAS Surviving Corporation assume the obligations set forth in this Section 5.14.

        (d) The provisions of this Section 5.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each officer and director of OpenVision or VERITAS described in Sections 5.14(a)(i) and 5.14(b)(i) and his or her heirs and representatives.

     5.15 REGISTRATION RIGHTS AGREEMENT. Prior to the Effective Time, Newco, OpenVision and the stockholders of OpenVision listed under Section 5.15 of the OpenVision Disclosure Letter shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit 5.15 (the "Registration Rights Agreement").

     5.16 EMPLOYEE MATTERS. Prior to the Effective Time, VERITAS, Newco and OpenVision shall mutually agree upon an integration plan relating to the Merger which shall include, among other things, provisions relating to compensation and other equity incentives for employees of OpenVision.

     5.17 BOARD REPRESENTATION. Newco shall appoint Geoffrey W. Squire and William H. Janeway to Newco's Board of Directors as of the Effective Time. In addition, at the Effective Time, Newco shall execute a Nomination Agreement in the form attached hereto as Exhibit 5.17 (the "Nomination Agreement") providing for the following rights of Warburg:

                                     A-1-41

        (a) provided that Warburg holds a number of shares of Newco Common Stock in excess of fifteen percent (15%) of the outstanding Common Stock of Newco, Newco shall nominate, in connection with each stockholder solicitation relating to the election of directors, two candidates selected by Warburg, consisting of one representative of Warburg and one independent person reasonably acceptable to Newco; or

        (b) provided that Warburg holds a number of shares of Newco Common Stock equal to or less than fifteen percent (15%) but exceeding five percent (5%) of the outstanding Common Stock of Newco, Newco shall nominate one candidate selected by Warburg.

        At such time as Warburg ceases to hold in excess of five percent (5%) of the outstanding Common Stock of Newco, the Nomination Agreement will terminate and will have no further force or effect.

6. CLOSING MATTERS

     6.1 THE CLOSING. Subject to the termination of this Agreement as provided in Section 9 below, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California 94306 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be as soon as practicable after the OpenVision Stockholders Meeting and the VERITAS Shareholders Meeting and, in any event, no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by OpenVision and VERITAS. Concurrently with the Closing, the Agreements of Merger will be filed in the offices of the Secretary of the State of Delaware and the VERITAS Agreement of Merger shall be filed in the offices of the Secretary of State of the State of California.

     6.2  EXCHANGE OF CERTIFICATES.

        (a) Exchange Agent. ChaseMellon Shareholder Services LLC shall act as exchange agent (the "Exchange Agent") in the Merger. Promptly after the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of VERITAS Common Stock and OpenVision Common Stock, for exchange in accordance with this Agreement and the Agreements of Merger, certificates representing the shares of Newco Common Stock (such shares of Newco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Agreement and the Agreements of Merger, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.7, in exchange for outstanding shares of VERITAS Common Stock and OpenVision Common Stock.

        (b) Exchange Procedures. As soon as practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of OpenVision Common Stock (including persons who purchase OpenVision Common Stock prior to the Effective Time upon exercise of OpenVision Stock Purchase Plan Options in accordance with Section 1.9(b)) (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VERITAS and OpenVision may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newco Common Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to the provisions of this Agreement and the Agreements of Merger, and the Certificate so surrendered shall forthwith be canceled. Certificates which immediately prior to the Effective Time represented issued and outstanding shares of VERITAS Common Stock do not need to be delivered to the Exchange Agent and from and after the Effective Time, such certificates shall be deemed to evidence the ownership of an equal number of full shares of Newco Common Stock. In the event of a transfer of ownership of shares of OpenVision Common Stock which is not registered on the transfer records of VERITAS or

                                     A-1-42

OpenVision, respectively, a certificate representing the proper number of shares of Newco Common Stock may be issued to a transferee if the Certificate representing such VERITAS Common Stock or OpenVision Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 6.2 and the Agreements of Merger, each Certificate shall be deemed, on and after the Effective Time, to evidence the ownership of the number of full shares of Newco Common Stock into which such shares of OpenVision Common Stock shall have been so converted and the right to receive an amount in lieu of any fractional shares of Newco Common Stock as contemplated by Section 1.7, the Agreements of Merger and the Delaware Law.

        (c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7 and the OpenVision Agreement of Merger, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Newco Common Stock to which such holder is entitled pursuant to Section 1.7 and the OpenVision Agreement of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Newco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Newco Common Stock.

        (d) No Further Ownership Rights in OpenVision Common Stock. All shares of Newco Common Stock issued upon the surrender for exchange of shares of OpenVision Common Stock in accordance with the terms of this Agreement and the OpenVision Agreement of Merger (including any cash paid pursuant to Section 1.7 and Section 6.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of OpenVision Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of (i) the VERITAS Surviving Corporation of the shares of VERITAS Common Stock, or (ii) the OpenVision Surviving Corporation of the shares of OpenVision Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the OpenVision Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 6.2 and the Agreements of Merger.

        (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of OpenVision six months after the Effective Time shall be delivered to Newco, upon demand, and any former stockholders of OpenVision who have not theretofore complied with this Section
6.2 and the OpenVision Agreement of Merger shall thereafter look only to Newco for payment of their claim for Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock and any dividends or distributions with respect to Newco Common Stock.

        (f) No Liability. Neither the Exchange Agent, Newco, VERITAS or OpenVision shall be liable to any holder of shares of OpenVision Common Stock or Newco Common Stock, as the case may be, for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefor, such shares of Newco Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.7 and any dividends or distributions payable pursuant to Section 6.2(c).

     6.3  ASSUMPTION OF OPTIONS. Promptly after the Effective Time, Newco shall
(a) notify in writing each holder of a Stock Right of the assumption of such Stock Right by Newco, the number of shares of Newco Common Stock that are then subject to such Stock Right and the exercise price or purchase price of such

                                     A-1-43

Stock Right, as determined pursuant to Sections 1.8 and 1.9 hereof, and (b) file the Form S-8 to register the Stock Rights.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF OPENVISION

     The obligations of OpenVision hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by OpenVision, but only in a writing signed by OpenVision):

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of VERITAS and Newco set forth in Section 3 (as qualified by the VERITAS Disclosure Letter) shall be true and accurate on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities amounting in the aggregate to in excess of $5,000,000 or, have not substantially impaired nor reasonably would be expected to substantially impair, VERITAS' ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to VERITAS' business in substantially the same manner as it has prior to the date of this Agreement, and OpenVision shall receive certificates to such effect executed by each of VERITAS' Chief Executive Officer and Newco's Chief Executive Officer.

     7.2 COVENANTS. VERITAS and Newco shall have performed and complied in all material respects with all of their respective covenants contained in Section 5 on or before the Closing, and OpenVision shall receive certificates to such effect executed by each of VERITAS' Chief Executive Officer and Newco's Chief Executive Officer.

     7.3 ABSENCE OF SUBSTANTIAL MATERIAL ADVERSE CHANGE. There shall not have been any Substantial Material Adverse Change since the date of this Agreement. "Substantial Material Adverse Change" shall be deemed to have occurred only in the event that, prior to the Effective Time, there shall occur any event or change which, individually or in the aggregate of all such events or changes, have resulted, or reasonably would be expected to result in, a substantial impairment to VERITAS' ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to VERITAS' business in substantially the same manner as it has prior to the date of this Agreement.

     7.4 COMPLIANCE WITH LAW. There shall be no order, decree or ruling by any governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

     7.5 CONSENTS. There shall have been obtained on or before the Closing the permits and authorizations listed on Exhibit 7.5 hereto, and VERITAS shall have received the written consents, assignments, waivers, authorizations and other certificates also listed on Exhibit 7.5.

     7.6 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or overtly threatened by the SEC.

     7.7 OPINION OF VERITAS AND NEWCO'S COUNSEL. OpenVision shall have received from Fenwick & West LLP, counsel to VERITAS and Newco, an opinion substantially in the form of Exhibit 7.7.

     7.8 OPENVISION STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the OpenVision stockholders in accordance with applicable law and OpenVision's Certificate of Incorporation and Bylaws.

     7.9 VERITAS SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the VERITAS shareholders in accordance with applicable law and VERITAS' Articles of Incorporation and Bylaws. Holders of no more than 5% of the outstanding shares of VERITAS Common Stock shall be eligible to exercise dissenter's rights under Chapter 13 of the CGCL.

                                     A-1-44

     7.10 NO LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect.

     7.11 TAX OPINION. Each of VERITAS and OpenVision shall have received an opinion in form and substance satisfactory to them from their respective counsel, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code, provided that if the respective counsel to VERITAS or OpenVision does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties shall make representations related to the VERITAS and OpenVision tax opinions, which representations counsel may rely upon.

     7.12 ELECTION OF OPENVISION DESIGNEES TO THE BOARD OF DIRECTORS OF NEWCO. The Board of Directors of Newco shall have taken appropriate action to elect Geoffrey W. Squire and William H. Janeway to the Board of Directors of Newco, effective upon the Effective Time.

     7.13 POOLING OPINION. OpenVision shall have received from Ernst & Young LLP an opinion, in form and substance satisfactory to OpenVision, dated as of the Closing that the Merger will be treated as a "pooling of interests" in accordance with GAAP and all published rules, regulations and policies of the SEC.

     7.14 NASDAQ LISTING. The Newco Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

     7.15 INCORPORATION OF NEW DELAWARE COMPANIES. Newco shall have formed VERITAS Sub and OpenVision Sub prior to the Closing Date, which corporations shall be duly organized, validly existing and in good standing under the laws of Delaware and which corporations shall have been formed solely for the purpose of the transactions hereunder and shall not have engaged in any business activities during the period from incorporation to the Closing Date. OpenVision shall receive a certificate to such effect signed by Newco's Chief Executive Officer.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF VERITAS AND NEWCO

     The obligations of VERITAS and Newco hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by VERITAS, but only in a writing signed by VERITAS):

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of OpenVision set forth in Section 2 (as qualified by the OpenVision Disclosure Letter) shall be true and accurate on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date) with the same force and effect as if they had been made at the Closing, except in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in, liabilities amounting in the aggregate to in excess of $5,000,000, or have not substantially impaired, nor reasonably would be expected to substantially impair, OpenVision's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to OpenVision's business in substantially the same manner as it has prior to the date of this Agreement, and VERITAS shall receive a certificate to such effect executed by OpenVision's Chief Executive Officer and Chief Financial Officer.

     8.2 COVENANTS. OpenVision shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and VERITAS shall receive a certificate to such effect signed by OpenVision's Chief Executive Officer and Chief Financial Officer.

     8.3 ABSENCE OF SUBSTANTIAL MATERIAL ADVERSE CHANGE. There shall not have been any Substantial Material Adverse Change since the date of the Agreement. "Substantial Material Adverse Change" shall be deemed to have occurred only in the event that prior to the Effective Time there shall occur any event or change which, individually or in the aggregate of all such events or changes, have resulted, or reasonably

                                     A-1-45
would be expected to result in, a substantial impairment to OpenVision's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to OpenVision's business in substantially the same manner as it has prior to the date of this Agreement.

     8.4 COMPLIANCE WITH LAW. There shall be no order, decree or ruling by any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

     8.5 CONSENTS. There shall have been obtained on or before the Closing the permits and authorizations listed on Exhibit 8.5 hereto, and OpenVision shall have received the written consents, assignments, waivers, authorizations and other certificates also listed on Exhibit 8.5.

     8.6 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or overtly threatened by the SEC.

     8.7 OPINION OF OPENVISION'S COUNSEL. VERITAS shall have received from Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to OpenVision, an opinion substantially in the form of Exhibit 8.7.

     8.8 VERITAS SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the VERITAS shareholders in accordance with applicable law and VERITAS' Articles of Incorporation and Bylaws. Holders of no more than five percent of the outstanding shares of VERITAS Common Stock shall be eligible to exercise dissenters' rights.

     8.9 OPENVISION STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the OpenVision stockholders in accordance with applicable law and OpenVision's Certificate of Incorporation and Bylaws.

     8.10 NO LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect.

     8.11 TAX OPINION. Each of VERITAS and OpenVision shall have received an opinion in form and substance satisfactory to them from their respective counsel to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code, provided that if the respective counsel to VERITAS or OpenVision does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties shall make representations related to the VERITAS and OpenVision tax opinions, which representations counsel may rely upon.

     8.12 POOLING OPINION. VERITAS shall have received from Ernst & Young LLP an opinion, in form and substance satisfactory to VERITAS, dated as of the Closing that the Merger will be treated as a "pooling of interests" in accordance with GAAP and all published rules, regulations and policies of the SEC.

9. TERMINATION OF AGREEMENT

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of VERITAS or OpenVision:

        (a) by mutual written agreement of OpenVision and VERITAS;

        (b) by OpenVision, if there has been a breach by VERITAS or Newco of any representation or warranty set forth in this Agreement on the part of VERITAS or Newco, and, as a result of such breach, the conditions set forth in Section 7.1 would not then be satisfied, and which VERITAS or Newco fails to cure within ten
(10) business days after notice thereof from OpenVision (except that no cure period shall be provided for a breach by VERITAS or Newco which by its nature cannot be cured);

        (c) by OpenVision, if there has been a breach by VERITAS or Newco of any covenant or agreement set forth in this Agreement on the part of VERITAS or Newco and as a result of such breach, the conditions set forth in Section 7.2 would not then be satisfied, and which VERITAS or Newco fails to cure

                                     A-1-46
within ten (10) business days after notice thereof from OpenVision (except that no cure period shall be provided for a breach by VERITAS or Newco which by its nature cannot be cured);

        (d) by VERITAS, if there has been a breach by OpenVision of any representation or warranty set forth in this Agreement on the part of OpenVision, and as a result of such breach, the conditions set forth in Section
8.1 would not then be satisfied, and which OpenVision fails to cure within ten
(10) business days after notice thereof from VERITAS (except that no cure period shall be provided for a breach by OpenVision which by its nature cannot be cured);

        (e) by VERITAS, if there has been a breach by OpenVision of any covenant or agreement set forth in this Agreement on the part of OpenVision, and as a result of such breach, the conditions set forth in Section 8.2 would not then be satisfied, and which OpenVision fails to cure within ten (10) business days after notice thereof from VERITAS (except that no cure period shall be provided for a breach by OpenVision which by its nature cannot be cured);

        (f) by VERITAS or OpenVision, if all the conditions for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party;

        (g) by VERITAS or OpenVision, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable;

        (h) by VERITAS or OpenVision, if the stockholders of OpenVision do not approve the Merger contemplated by this Agreement at the OpenVision stockholders meeting (a "OpenVision Stockholder Rejection");

        (i) by VERITAS or OpenVision, if the shareholders of VERITAS do not approve the Merger contemplated by this Agreement at the VERITAS shareholders meeting (a "VERITAS Shareholder Rejection");

        (j) by VERITAS, if (i) the OpenVision Board of Directors recommends a Superior Proposal or withdraws or modifies in any manner adverse to the consummation of the Merger, its unanimous recommendation to the OpenVision stockholders that they approve the Merger, or (ii) the condition to Closing set forth in Sections 7.13 or 8.12 is not met for any reason related to OpenVision;

        (k) by OpenVision, if (i) the VERITAS Board of Directors withdraws, or changes in any manner adverse to the consummation of the Merger, its unanimous recommendation to the VERITAS shareholders that they approve the Merger, or (ii) the condition to Closing set forth in Sections 7.13 or 8.12 is not met for any reason related to VERITAS;

        (l) by OpenVision, if the average closing price of VERITAS Common Stock, as presently constituted, as quoted on the Nasdaq Stock Market and reported in the Wall Street Journal, over the ten (10) trading days immediately preceding the date of the VERITAS Shareholder Meeting is less than $33.00 per share.

     As used herein, the Final Date shall be April 30, 1997, except that if the FTC or the DOJ issues a "second request" under the HSR Act, then the Final Date shall be extended to July 31, 1997; and except that if a temporary, preliminary or permanent injunction or other order by any Federal or state court which would prohibit or otherwise restrain consummation of the Merger shall have been issued and shall remain in effect on April 30, 1997, and such injunction shall not have become final and nonappealable, either party, by giving the other written notice thereof on or prior to April 30, 1997, may extend the time for consummation of the Merger up to and including the earlier of the date such injunction shall become final and non-appealable or July 31, 1997, so long as such party shall, at its own expense, use its reasonable best efforts to have such injunction dissolved.

     9.2  NOTICE OF TERMINATION. Any termination of this Agreement under Section
9.1 above will be effective by the delivery of notice of the terminating party to the other party hereto.

                                     A-1-47

     9.3 NO LIABILITY. Except as provided in Section 9.4 below, any termination of this Agreement in accordance with this Section 9 will be without further obligation or liability upon any party in favor of the other parties hereto other than the obligations contained in the Amended and Restated Mutual Confidential Nondisclosure Agreement dated December 11, 1996 between OpenVision and VERITAS (the "Nondisclosure Agreement"), which will survive termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for any willful breach of this Agreement.

     9.4  BREAKUP FEES.

        (a) If this Agreement is terminated by OpenVision or VERITAS as a result of a OpenVision Stockholder Rejection or by VERITAS pursuant to Section 9.1(j)(i), then OpenVision shall pay to VERITAS (by wire transfer or cashier's check) a nonrefundable fee of $10,000,000 within ten (10) days of the delivery of the notice of termination to or by VERITAS pursuant to Section 9.2.

        (b) If this Agreement is terminated by OpenVision or VERITAS as a result of a VERITAS Shareholder Rejection or by OpenVision pursuant to Section 9.1(k)(i), then VERITAS shall pay to OpenVision (by wire transfer or cashier's check) a nonrefundable fee of $10,000,000 within ten (10) days of the delivery of the notice of termination to or by OpenVision pursuant to Section 9.2.

10. SURVIVAL OF REPRESENTATIONS

     10.1 NO SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

11. MISCELLANEOUS

     11.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors of OpenVision and Newco shall be governed by the Delaware Law.

     11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

     11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The

                                     A-1-48
waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the OpenVision stockholders or the VERITAS shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the OpenVision stockholders or the VERITAS shareholders without obtaining such further approval.

     11.7 EXPENSES. In the event that the Merger is consummated, the expenses and fees of both parties with respect to this Agreement and the transactions contemplated hereby will be borne by Newco. In the event that the Merger is not consummated, each party will bear its respective fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that OpenVision and VERITAS shall share equally all fees and expenses, other than attorneys', accountants' and financial advisors' fees, incurred in connection with the printing and filing of the Form S-4 (including financial statements and exhibits) and any amendment or supplements thereto.

     11.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     11.9 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    If to OpenVision to:          OpenVision Technologies, Inc.
                                  7133 Koll Center Parkway, Suite 200
                                  Pleasanton, CA 94566
                                  Attention: Chief Executive Officer
                                  Telecopier: (510) 426-3603
    With a copy to:               Wilson, Sonsini, Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, CA 94304
                                  Attention: Barry Taylor, Esq.
                                  Telecopier: (415) 493-6811

    And if to VERITAS or VERITAS Software Corporation

    Newco to:                     1600 Plymouth Street
                                  Mountain View, CA 94043
                                  Attention: Chief Executive Officer
                                  Telecopier: (415) 335-8455
    With a copy to:               Fenwick & West LLP
                                  Two Palo Alto Square
                                  Palo Alto, CA 94306
                                  Attention: Jacqueline A. Daunt, Esq.
                                  Telecopier: (415) 494-1417

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                                     A-1-49

     11.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     11.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     11.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     11.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Except as otherwise provided in Sections 5.13, 5.14, 5.15, 5.17 and 11.7, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     11.14 PUBLIC ANNOUNCEMENT. Upon execution of this Agreement, VERITAS and OpenVision promptly will issue a joint press release approved by both parties announcing the Merger. Thereafter, VERITAS or OpenVision may issue such press releases, and make such other disclosures regarding the Merger, as it determines (after consultation with legal counsel) are required under applicable securities laws or NASD rules; provided that VERITAS or OpenVision shall, to the extent practicable, obtain the approval of the other party (which approval shall not be unreasonably withheld) prior to any such release or disclosure.

     11.15 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                                     A-1-50

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

VERITAS SOFTWARE CORPORATION,                    OPENVISION TECHNOLOGIES, INC.,
a California corporation                         a Delaware corporation

By:                                              By:
    -----------------------------------------    -----------------------------------------
    Mark Leslie                                      Geoffrey W. Squire
    President and Chief Executive Officer            President and Chief Executive Officer

VERITAS SOFTWARE CORPORATION,
a Delaware corporation

By:
    -----------------------------------------
    Mark Leslie
    President

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                     A-1-51